Filed Pursuant to Rule 424(b)(5)
Registration No. 333-201354

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 9, 2015

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated January 2, 2015)

                 Common Shares

Scorpio Bulkers Inc.

Common Shares

We are offering up to $200 million of our common shares pursuant to this prospectus supplement. Up to $15.0 million of common shares may be sold to Scorpio Services Holdings Limited and certain of our executive officers at the public offering price.

Our common shares are listed on the New York Stock Exchange, or the NYSE, under the symbol “SALT.” On June 8, 2015, the last reported sale price of our common shares on the NYSE was $2.42 per share.

Investing in our common shares involves risks. You should carefully consider each of the factors described under “Risk Factors” beginning on page S-11 of this prospectus supplement, on page 6 of the accompanying base prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus, before you make any investment in our common shares.

Neither the U.S. Securities and Exchange Commission, or the Commission, nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL

Public Offering Price	$	$
Underwriting Discounts(1)	$	$
Proceeds to Us (Before Expenses)	$	$

(1)	See “Underwriting” for additional information about underwriter compensation.

We have granted the underwriters an option for a period of 30 days to purchase up to              additional common shares from us on the same terms and conditions as set forth above. If the underwriters exercise the option in full, the total underwriting discounts will be $        , and the total proceeds to us, before expenses, will be $        .

The underwriters are offering the common shares as set forth in the section of this prospectus supplement entitled “Underwriting.” Delivery of the common shares will be made on or about                     , 2015 through The Depository Trust Company.

Joint Bookrunners

Deutsche Bank Securities	Clarksons Platou Securities AS

Lead Managers

Evercore ISI	Stifel

Co-Managers

ABN AMRO	Credit Agricole CIB	Clarksons Platou Securities, Inc.

Prospectus Supplement dated                     , 2015

Prospectus Supplement

Base Prospectus

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common shares and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference include important information about us, the common shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying base prospectus together with additional information described under the heading, “Where You Can Find Additional Information” before investing in our common shares.

We prepare our financial statements, including all of the financial statements incorporated by reference in this prospectus supplement, in U.S. dollars and in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. We have a fiscal year end of December 31.

We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our common shares.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Scorpio Bulkers Inc. desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection therewith. This document and any other written or oral statements made by the Company or on its behalf may include forward-looking statements, which reflect its current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. This document includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as “forward-looking statements.” We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. When used in this document, the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases may identify forward-looking statements.

All statements in this prospectus supplement, the accompanying prospectus, and the documents incorporated into each by reference that are not statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, such matters as:

•	our future operating or financial results;

•

statements about our Newbuilding Program (as defined herein), planned, pending or recent acquisitions, business strategy and expected capital spending or operating expenses, including drydocking, surveys, upgrades and insurance costs;

•	the strength of world economies;

•	stability of Europe and the Euro;

•	fluctuations in interest rates and foreign exchange rates;

•	changes in the supply of drybulk vessels caused by newbuilding vessel orders and older vessel scrapping levels;

•	general drybulk shipping market conditions, including fluctuations in charter hire rates and vessel values;

•	changes in demand in the drybulk shipping industry, including the market for our vessels;

•	changes in the value of our existing vessels and proposed newbuildings, which may impact the amount of available borrowings under our secured credit facilities;

•	changes in our operating expenses, including bunker prices, dry docking and insurance costs;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions;

•	potential disruption of shipping routes due to accidents or political events;

S-iii

•	our ability to procure or have access to financing, our liquidity and the adequacy of cash flows for our operations;

•	our continued borrowing availability under our debt agreements and compliance with the covenants contained therein;

•	our ability to successfully employ our existing and newbuilding drybulk vessels;

•

our ability to fund future capital expenditures and investments in the construction, acquisition and refurbishment of our vessels (including the amount and nature thereof and the timing of completion thereof, the delivery and commencement of operations dates, expected downtime and lost revenue);

•	risks associated with vessel construction;

•	potential exposure or loss from investment in derivative instruments;

•	potential conflicts of interest involving members of our board and senior management;

•	our expectations regarding the availability of vessel acquisitions and our ability to complete acquisition transactions planned;

•	vessel breakdowns and instances of off-hire; and

•	statements about drybulk shipping market trends, charter rates and factors affecting supply and demand.

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement, the accompanying base prospectus, and the documents incorporated into each by reference might not occur.

Please see the section entitled “Risk Factors” for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus supplement, the accompanying prospectus, and the documents incorporated into each by reference are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

S-iv

PROSPECTUS SUMMARY

This section summarizes some of the key information that is contained or incorporated by reference in this prospectus supplement. It may not contain all of the information that may be important to you in making an investment decision. You should carefully review the entire prospectus supplement and the accompanying base prospectus, any free writing prospectus that may be provided to you in connection with this offering of our common shares and the information incorporated by reference in this prospectus supplement, including the section entitled “Risk Factors” beginning on page S-11 of this prospectus supplement, on page 6 of the accompanying base prospectus, and in our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the Commission on April 2, 2015.

Unless the context otherwise requires, when used in this prospectus supplement, the terms “Scorpio Bulkers,” the “Company,” “we,” “our” and “us” refer to Scorpio Bulkers Inc. and its subsidiaries. “Scorpio Bulkers Inc.” refers only to Scorpio Bulkers Inc. and not its subsidiaries. We use the term deadweight tons, or dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, in describing the size of our vessels. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus supplement are to, and amounts are presented in, United States dollars and the financial information presented in this prospectus supplement that is derived from financial statements incorporated herein by reference is prepared in accordance with U.S. GAAP.

As used in this prospectus supplement “Chengxi” refers to Chengxi Shipyard Co., Ltd., “Dacks” refers to Dalian COSCO KHI Ship Engineering Co. Ltd., “Daehan” refers to Daehan Shipbuilding Co., Ltd., “Daewoo” refers to Daewoo Mangalia Heavy Industries S.A., “Hudong” refers to Hudong-Zhonghua Shipbuilding (Group) Co., Inc., “Imabari” refers to Imabari Shipbuilding Co. Ltd., “Mitsui” refers to Mitsui Engineering & Shipbuilding Co. Ltd., “Nacks” refers to Nantong COSCO KHI Ship Engineering Co., Ltd., “Sungdong” refers to Sungdong Shipbuilding & Marine Engineering Co., Ltd., “Tsuneishi” refers to Tsuneishi Group (Zhoushan) Shipbuilding Inc., “Waigaoqiao” refers to Shanghai Waigaoqiao Shipbuilding Co., Ltd., and “Yangzijiang” refers to Jiangsu Yangzijiang Shipbuilding Co. Ltd.

Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters’ have not exercised their option to purchase additional shares.

Our Company

We are an international shipping company that was incorporated in the Republic of the Marshall Islands on March 20, 2013 for the purpose of acquiring and operating the latest generation of newbuilding drybulk carriers with fuel-efficient specifications and carrying capacities of greater than 30,000 dwt. Our vessels transport a broad range of major and minor bulk commodities, including ores, coal, grains, and fertilizers, along worldwide shipping routes, and are, or are expected to be, employed primarily in the spot market or in spot market-oriented Scorpio Group Pools of similarly sized vessels. As of June 9, 2015, our operating fleet of 22 vessels consists of nine wholly-owned drybulk vessels (consisting of two Capesize vessels, three Kamsarmax vessels and four Ultramax vessels) and 13 chartered-in drybulk vessels (consisting of three Post-Panamax vessels, three Kamsarmax vessels, two Panamax vessels, one Ultramax vessel, three Supramax vessels and one Handymax vessel), which we refer to collectively as our “Operating Fleet.” All of the vessels in our Operating Fleet, other than one Capesize vessel which is currently on time charter until November 23, 2015, are employed in a spot market-oriented Scorpio Group Pool. We also have contracts for the construction of 57 newbuilding drybulk vessels, consisting of 13 Capesize vessels (including four vessels held for sale), 19 Kamsarmax vessels (including one vessel held for sale) and 25 Ultramax vessels (including one vessel held for sale), from shipyards in Japan, South Korea and China. We have also contracted for six LR2 product tankers that are currently classified as held for sale, from shipyards in South Korea and Romania. We collectively refer to all of our newbuilding vessels that are currently under construction as our “Newbuilding Program.” Upon final delivery of all of the vessels in our Newbuilding Program, our owned fleet is expected to have a total carrying capacity of approximately 5.4 million dwt.

Recent Developments

Newbuilding Program Updates

In December 2014, we agreed to sell four LR2 tankers to Scorpio Tankers Inc., or Scorpio Tankers, and granted Scorpio Tankers an option to purchase two additional LR2 tankers. Pursuant to this, we paid Scorpio Tankers $31.3 million as a security deposit relating to estimated costs we would incur to the shipyard for converting the vessels from Capesize contracts to LR2 contracts and scheduled installments on vessels expected to occur prior to the closing date of the sale. Closing of the transaction is expected to occur in the third quarter of 2015, at which time, Scorpio Tankers will return to us our security deposit of $31.3 million.

On April 21, 2015, we announced that we entered into agreements to sell three Capesize newbuilding drybulk vessels, one Kamsarmax newbuilding drybulk vessel and three LR1 newbuilding product tankers to unrelated third-parties for approximately $290 million in aggregate. The Capesize vessels are currently being constructed in Romania, and have expected delivery dates between the fourth quarter of 2015 and the second quarter of 2016. The Kamsarmax vessel is currently being constructed in China and has an expected delivery date in the first quarter of 2016. The LR1 product tankers are currently being constructed in South Korea, two of which are scheduled for delivery during the second quarter of 2017 and one during the third quarter of 2017.

On April 27, 2015, we announced that we entered into agreements to sell two Capesize newbuilding drybulk vessels and one Ultramax newbuilding drybulk vessel to unrelated third-parties for approximately $111 million in aggregate. The Capesize vessels are currently being constructed in China and South Korea, and have expected delivery dates between the third quarter of 2015 and the second quarter of 2016. The Ultramax vessel is currently being constructed in China and has an expected delivery date in the first quarter of 2016.

On June 4, 2015, we announced that we entered into agreements to sell three Capesize newbuilding drybulk vessels and two LR2 product tankers under construction to unrelated third-parties for approximately $237 million in aggregate. The Capesize vessels are currently being constructed in China, and have expected delivery dates between the first quarter of 2016 and the second quarter of 2016. The LR2 product tankers are currently being constructed in Romania, and have expected delivery dates between the fourth quarter of 2016 and the first quarter of 2017.

The three LR1 newbuilding product tankers and the Kamsarmax newbuilding vessel were classified as held for sale during the three months ended March 31, 2015, for which we recorded a write down on assets held for sale of $30.7 million, reflective of these sales. The loss on disposal of the eight Capesize newbuilding vessels, one Ultramax newbuilding vessel, and two LR2 product tankers is expected to be approximately $116 million, in aggregate, which includes an incremental loss on the two LR2 product tankers which had been classified as assets held for sale as of March 31, 2015, and are expected to be recorded during the second quarter of 2015.

Inclusive of the sales of construction contracts described above and other construction contracts previously classified as assets held for sale, we have agreed to sell 20 newbuilding construction contracts, consisting of eight Capesize newbuilding contracts, two Kamsarmax newbuilding contracts, one Ultramax newbuilding contract, six LR2 product tanker newbuilding contracts and three LR1 product tanker newbuilding contracts. These sales are expected to result in $140.3 million cash received by us and a $690.8 million reduction of our capital expenditure obligations.

Of these announced sales of newbuilding contracts and newbuilding contracts classified as assets held for sale as of March 31, 2015, four Capesize newbuilding vessels, one Kamsarmax newbuilding vessel, and three LR1 newbuilding product tankers have been sold and we are no longer under any obligation for remaining contractual installments under those contracts.

Vessel Delivery

On May 11, 2015, we took delivery of the SBI Camacho, a Capesize vessel. This vessel was subsequently deployed in the Scorpio Capesize Pool. Upon delivery of the vessel, we drew down $28.6 million under one of our secured credit facilities.

Reduction of Commitment on $409.0 Million Credit Facility

Effective May 13, 2015, the commitment under our $409.0 Million Credit Facility was reduced by $73.0 million due to the sale of three Capesize vessels that were serving as partial security under the facility, and the addition of one Ultramax vessel to the security package under the facility. As a result of this reduction, we also wrote off $2.1 million of deferred financing costs accumulated on this facility which represents the portion of the facility that can no longer be utilized.

Summary of our Indebtedness

The following table provides a summary of our total outstanding indebtedness and amounts available to be drawn under our debt agreements as of the dates indicated:

	As of March 31, 2015	As of June 9, 2015
	Amount outstanding	Amount outstanding	Amount available*
Senior Notes	$73,625	$73,625	$—
$39.6 Million Credit Facility	32,725	31,900	—
$408.976 Million Credit Facility	14,988	14,988	320,739
$330 Million Credit Facility	45,000	45,000	270,000
$42 Million Credit Facility	20,308	20,308	21,000
$19.8 Million Credit Facility	—	—	—
$67.5 Million Credit Facility	—	—	67,500
$240.264 Million Credit Facility	—	28,575	170,181
$230.3 Million Credit Facility			97,125
$26 Million Credit Facility	26,000	26,000	—

Total available	$212,646	$240,396	$946,545

Repayment of $26 Million Senior Secured Credit Facility(1)			(26,000)

Total available			$920,545

*	Not including amounts available with respect to vessels we intend to sell.
(1)	This repayment is expected to occur at the earlier of (i) the date falling six months after the drawdown date; and (ii) the date ten business days after the date on which the Chinese Ministry of Finance has approved insurance coverage to be provided by the China Export & Credit Insurance Corporation, or Sinosure, with respect to our $230.3 Million Credit Facility and drawings can be made under such facility.

Newbuilding Program Summary

As of the date of this prospectus supplement, our remaining contractual obligations under all of our newbuilding vessel agreements, excluding construction contracts we intend to sell, are as follows*:

	$ in millions
Q2 2015	69.7	**
Q3 2015	478.7
Q4 2015	144.8
Q1 2016	246.0
Q2 2016	153.2
Q3 2016	60.0

Total	$1,152.4

As of the date of this prospectus supplement, our contractual obligations under vessels to be sold are as follows*:

	$ in millions
Q2 2015	5.5	**
Q3 2015	43.0
Q4 2015	24.7
Q1 2016	184.1
Q2 2016	64.3
Q3 2016	64.6
Q4 2016	27.4
Q1 2017	27.4

Total	$441.0

*	These are only estimates that are subject to change as construction progresses.
**	Relates to payments expected to be made from June 9, 2015 to June 30, 2015.

As of May 31, 2015, we have either signed credit facility agreements or received commitments for 56 of the vessels in our Newbuilding Program, excluding the vessels which we intend to sell. This includes three vessels (of which one vessel is a refinancing) to be financed by a credit facility that is pending approval from the Chinese Ministry of Finance on the insurance coverage to be provided by Sinosure and which we expect to be granted during August 2015. In addition, we are in discussions with a few leading European financial institutions to finance a portion of the cost of our remaining four unfinanced dry bulk newbuilding vessels. The terms and conditions of these facilities, for which commitments are expected during the third quarter of 2015, are expected to be consistent with those of our existing credit commitments. The closing of any resultant credit facilities would remain subject to credit approval and customary conditions precedent, including negotiation and execution of definitive documentation.

Equity Incentive Plan

On May 26, 2015, our board of directors approved the reloading of our 2013 Equity Incentive Plan, or the Plan, and reserved an additional 2,131,192 common shares of the Company for issuance pursuant to the Plan. A copy of the Plan is filed as Exhibit 10.3 to our Amendment No. 1 to Form F-1, filed with the Commission on November 27, 2013.

Our Fleet

The following tables present key information about our Operating Fleet and Newbuilding Program as of June 9, 2015.

Operating Fleet

Owned Vessels

	Vessel Name	Year Built	DWT	Vessel type
1	SBI Puro	2015	180,000	Capesize
2	SBI Camacho	2015	180,000	Capesize

	Total Capesize		360,000
1	SBI Cakewalk	2014	82,000	Kamsarmax
2	SBI Charleston	2014	82,000	Kamsarmax
3	SBI Samba	2015	84,000	Kamsarmax

	Total Kamsarmax		248,000
1	SBI Bravo	2015	61,000	Ultramax
2	SBI Athena	2015	64,000	Ultramax
3	SBI Antares	2015	61,000	Ultramax
4	SBI Leo	2015	61,000	Ultramax

	Total Ultramax		247,000

	Total Owned Vessels DWT		855,000

Time Chartered-in Vessels

Vessel Type	Year Built	DWT	Where Built	Daily Base Rate	Earliest Expiry
Post-Panamax	2012	98,700	China	$13,000	15-Oct-16(1)
Post-Panamax	2009	93,000	China	See Note(2)	24-Sept-15(2)
Post-Panamax	2011	93,000	China	$9,500	11-Aug-15(3)
Kamsarmax	2014	82,500	South Korea	$12,000	23-Jul-15(4)
Kamsarmax	2012	82,000	South Korea	$15,500	23-Jul-17(5)
Kamsarmax	2011	81,500	South Korea	$15,000	15-Jan-16(6)
Panamax	2004	77,500	China	$14,000	03-Jan-17(7)
Panamax	2014	76,000	China	See Note(8)	19-Jun-15(8)
Ultramax	2010	61,000	Japan	$14,200	01-Apr-17(9)
Supramax	2010	58,000	China	$14,250	12-Dec-15(10)
Supramax	2008	58,000	China	$12,250	13-Jun-16(11)
Supramax	2015	55,000	Japan	$14,000	27-Jan-18(12)
Handymax	2002	48,500	Japan	$12,000	31-Jan-17(13)

Aggregate Time Chartered-in DWT		964,700

(1)	This vessel has been time chartered-in for 21 to 25 months at the Company’s option at $13,000 per day. The Company has the option to extend this time charter for one year at $14,000 per day. This vessel was delivered on February 22, 2015.
(2)	This vessel has been time chartered-in for 10 to 14 months at the Company’s option at a rate of 90% of the Baltic Panamax 4TC Index. The Company has the option to extend this time charter for an additional 10 to 14 months at the same rate of hire. The vessel was delivered on July 9, 2014.
(3)	This vessel has been time chartered-in for 11 to 13 months at the Company’s option at $9,500 per day. The Company has the option to extend this time charter for one year at $11,500 per day. The vessel was delivered on September 11, 2014.
(4)	This vessel has been time chartered-in for 11 to 14 months at the Company’s option at $12,000 per day. The Company has the option to extend this time charter for one year. The vessel was delivered on August 22, 2014.
(5)	This vessel has been time chartered-in for 39 to 44 months at the Company’s option at $15,500 per day. The Company has the option to extend this time charter for one year at $16,300 per day. The vessel was delivered on April 23, 2014.
(6)	This vessel has been time chartered-in for 23 to 28 months at the Company’s option at $15,000 per day. The Company has the option to extend the charter for an additional 11 to 13 months at $16,000 per day. This vessel was delivered on February 15, 2014.
(7)	This vessel has been time chartered-in for 32 to 38 months at the Company’s option at $14,000 per day. The vessel was delivered on May 3, 2014.
(8)	This vessel has been time chartered-in for 10 to 13 months at Company’s option at $5,000 per day for the first 40 days and $10,000 per day thereafter. The Company has the option to extend the charter for an additional year. The vessel was delivered on August 10, 2014.
(9)	This vessel has been time chartered-in for three years at $14,200 per day. The Company has options to extend the charter for up to three consecutive one-year periods at $15,200 per day, $16,200 per day and $17,200 per day, respectively. This vessel was delivered on April 13, 2014.
(10)	This vessel has been time chartered-in for 20 to 24 months at the Company’s option at $14,250 per day. The Company has the option to extend the charter for an additional 10 to 12 months at $14,850 per day. This vessel was delivered on April 12, 2014.
(11)	This vessel has been time chartered-in for 21 to 25 months at the Company’s option at $12,250 per day. The Company has the option to extend this time charter for one year at $13,000 per day. The vessel was delivered on September 13, 2014.
(12)	This vessel has been time chartered-in for three years at $14,000 per day. The Company has options to extend the charter for up to two consecutive one-year periods at $15,000 per day and $16,000 per day, respectively. This vessel was delivered on January 27, 2015.
(13)	This vessel has been time chartered-in for 34 to 37 months at the Company’s option at $12,000 per day. The Company has options to extend the charter for up to three consecutive one-year periods at $12,750 per day, $13,600 per day and $14,800 per day, respectively. This vessel was delivered on March 31, 2014.

Newbuilding Program

Vessels Under Construction

Capesize Vessels

	Vessel Name	Expected Delivery(1)	DWT	Shipyard
1	Hull H1310—TBN SBI Valrico	Q3-15	180,000	Waigaoqiao
2	Hull H1311—TBN SBI Maduro	Q3-15	180,000	Waigaoqiao
3	Hull S1206—TBN SBI Montesino	Q3-15	180,000	Sungdong
4	Hull S1211—TBN SBI Magnum	Q3-15	180,000	Sungdong
5	Hull S1212—TBN SBI Montecristo	Q1-16	180,000	Sungdong
6	Hull S1213—TBN SBI Aroma	Q1-16	180,000	Sungdong
7	Hull HN1058—TBN SBI Behike	Q4-15	180,000	Daehan
8	Hull HN1059—TBN SBI Monterrey	Q4-15	180,000	Daehan
9	Hull S1214—TBN SBI Cohiba	Q1-16	180,000	Sungdong

	Capesize NB DWT		1,620,000

Kamsarmax Vessels

	Vessel Name	Expected Delivery(1)	DWT	Shipyard
1	Hull S1681—TBN SBI Rumba	Q3-15	84,000	Imabari
2	Hull 1090—TBN SBI Electra	Q3-15	82,000	Yangzijiang
3	Hull 1091—TBN SBI Flamenco	Q3-15	82,000	Yangzijiang
4	Hull 1092—TBN SBI Rock	Q4-15	82,000	Yangzijiang
5	Hull 1093—TBN SBI Twist	Q1-16	82,000	Yangzijiang
6	Hull S1228—TBN SBI Capoeira	Q2-15	82,000	Hudong
7	Hull S1722A—TBN SBI Conga	Q3-15	82,000	Hudong
8	Hull S1723A—TBN SBI Bolero	Q3-15	82,000	Hudong
9	Hull S1229—TBN SBI Carioca	Q2-15	82,000	Hudong
10	Hull S1724A—TBN SBI Sousta	Q3-15	82,000	Hudong
11	Hull S1725A—TBN SBI Reggae	Q4-15	82,000	Hudong
12	Hull S1726A—TBN SBI Zumba	Q1-16	82,000	Hudong
13	Hull S1231—TBN SBI Macarena	Q1-16	82,000	Hudong
14	Hull S1735A—TBN SBI Parapara	Q1-16	82,000	Hudong
15	Hull S1736A—TBN SBI Mazurka	Q2-16	82,000	Hudong
16	Hull S1230—TBN SBI Lambada	Q3-15	82,000	Hudong
17	Hull S1232—TBN SBI Swing	Q2-16	82,000	Hudong
18	Hull S1233—TBN SBI Jive	Q3-16	82,000	Hudong

	Kamsarmax NB DWT		1,478,000

Ultramax Vessels

	Vessel Name	Expected Delivery(1)	DWT	Shipyard
1	Hull 1907—TBN SBI Hera	Q2-16	60,200	Mitsui
2	Hull 1906—TBN SBI Zeus	Q2-16	60,200	Mitsui
3	Hull 1911—TBN SBI Poseidon	Q2-16	60,200	Mitsui
4	Hull 1912—TBN SBI Apollo	Q2-16	60,200	Mitsui
5	Hull S870—TBN SBI Echo	Q3-15	61,000	Imabari
6	Hull S871—TBN SBI Tango	Q3-15	61,000	Imabari
7	Hull S-A098—TBN SBI Achilles	Q1-16	61,000	Imabari
8	Hull S-A089—TBN SBI Cronos	Q4-15	61,000	Imabari
9	Hull S-A090—TBN SBI Hermes	Q1-16	61,000	Imabari
10	Hull NE182—TBN SBI Maia	Q3-15	61,000	Nacks
11	Hull NE183—TBN SBI Hydra	Q3-15	61,000	Nacks
12	Hull NE194—TBN SBI Hyperion	Q2-16	61,000	Nacks
13	Hull NE195—TBN SBI Tethys	Q2-16	61,000	Nacks
14	Hull DE019—TBN SBI Lyra	Q3-15	61,000	Dacks
15	Hull DE020—TBN SBI Subaru	Q3-15	61,000	Dacks
16	Hull DE021—TBN SBI Ursa	Q3-15	61,000	Dacks
17	Hull CX0612—TBN SBI Thalia	Q4-15	64,000	Chengxi
18	Hull CX0653—TBN SBI Hercules	Q1-16	64,000	Chengxi
19	Hull CX0627—TBN SBI Perseus	Q1-16	64,000	Chengxi
20	Hull CX0655—TBN SBI Samson	Q2-16	64,000	Chengxi
21	Hull CX0613—TBN SBI Phoebe	Q3-16	64,000	Chengxi
22	Hull CX0656—TBN SBI Phoenix	Q3-16	64,000	Chengxi
23	Hull CX0652—TBN SBI Orion	Q4-15	64,000	Chengxi
24	Hull CX0651—TBN SBI Pegasus	Q3-15	64,000	Chengxi

	Ultramax NB DWT		1,484,800

	Total Newbuild DWT		4,582,800

Products Tankers and Vessels Under Construction—To Be Sold

	Vessel Name	Expected Delivery(1)	DWT	Shipyard
1	Hull S3120—TBN SBI Parejo	Q3-16	115,000	Sungdong
2	Hull S3121—TBN SBI Tuscamina	Q4-16	115,000	Sungdong
3	Hull S023—TBN SBI Panatela	Q4-16	112,000	Daewoo
4	Hull S024—TBN SBI Robusto	Q1-17	112,000	Daewoo
5	Hull H5003—TBN SBI Macanudo	Q1-16	115,000	Daehan
6	Hull H5004—TBN SBI Cuaba	Q2-16	115,000	Daehan

	Total LR2 DWT		684,000

1	Hull S1215—TBN SBI Habano	Q2-16	180,000	Sungdong
2	Hull H1365—TBN SBI Corona	Q1-16	180,000	Waigaoqiao
3	Hull H1366—TBN SBI Diadema	Q1-16	180,000	Waigaoqiao
4	Hull H1367—TBN SBI Estupendo	Q2-16	180,000	Waigaoqiao

	Total Capesize DWT		720,000

1	Hull CX0654—TBN SBI Kratos	Q1-16	64,000	Chengxi

	Total Ultramax DWT		64,000

1	Hull SS164—TBN SBI Salsa	Q3-15	81,600	Tsuneishi

	Total Kamsarmax DWT		81,600

	Total HFS DWT		1,549,600

(1)	Expected delivery date relates to the quarter during which each vessel is currently expected to be delivered from the shipyard.

Corporate Information

Scorpio Bulkers Inc. was incorporated in the Republic of the Marshall Islands on March 20, 2013. Our common shares have traded on the NYSE under the symbol “SALT” since December 12, 2013. Our principal executive offices are located at 9, Boulevard Charles III, MC 98000 Monaco. Our telephone number at that address is (011) 377-9798-5716. We also maintain an office at 150 East 58th Street, New York, NY 10155 and our telephone number at that address is (212) 542-1616. Our website on the Internet is www.scorpiobulkers.com. The information on our website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement.

THE OFFERING

The Issuer	Scorpio Bulkers Inc., a Marshall Islands corporation

Common Shares Presently Outstanding(1)	180,678,466

Common Shares to be Offered by Us	(or common shares, assuming full exercise of the underwriters’ option to purchase additional shares).

Up to $15.0 million of common shares may be sold to Scorpio Services Holdings Limited and certain of our executive officers at the public offering price.
Common Shares to be Outstanding Immediately After This Offering(1)	(or common shares, assuming full exercise of the underwriters’ option to purchase additional shares).

Use of Proceeds	We estimate that we will receive net proceeds of approximately $ million from this offering (or approximately $ million if the underwriters’ option to purchase additional shares is exercised in full), in each case after deducting underwriting discounts and estimated offering expenses payable by us.

We intend to use all or substantially all of the net proceeds of this offering of our common shares to fund installment payments due under our Newbuilding Program, and the remaining amount, if any, for general corporate purposes and working capital.

NYSE Symbol	“SALT”

Risk Factors	Investing in our common shares involves risks. You should carefully consider the risks discussed under the caption “Risk Factors” beginning on page S-11 of this prospectus supplement, on page 6 of the accompanying base prospectus in our Registration Statement on Form F-3, filed with the Commission on January 2, 2015, in our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the Commission on April 2, 2015, and under the caption “Risk Factors” or any similar caption in the documents that we subsequently file with the Commission that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying base prospectus, and in any free writing prospectus that you may be provided in connection with the offering of common shares pursuant to this prospectus supplement and the accompanying base prospectus.

(1)	Excludes (i) 1,711,465 common shares issuable to Scorpio Services Holding Limited as payment related to vessels currently under construction and (ii) the remaining 2,133,193 common shares issuable under the Plan.

RISK FACTORS

An investment in our common shares involves a high degree of risk. Before making an investment in our common shares, you should carefully consider the risk factors and all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference, including those in “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the Commission on April 2, 2015, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus supplement and that are incorporated by reference herein. Please see the section of this prospectus supplement entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

Risks Related to This Offering and Ownership of Our Common Shares

We cannot assure you that we will be able to raise funds sufficient to meet our future capital and operating needs.

Following completion of this offering, we cannot assure you that our available liquidity will be sufficient to meet our ongoing capital and operating needs. As of May 31, 2015, we had obtained commitments for a maximum of $1,088.1 million of secured debt for 56 newbuilding vessels, and we were in negotiations for additional maximum commitments of $53.0 million of secured debt for four remaining newbuilding vessels.

Most of the credit facilities we intend to use to finance payments under the contracts for our newbuilding vessels contain loan to value (LTV) ratios. These LTV ratios may effectively limit the amount we can borrow under each such credit facility based on a percentage of the appraised value of the vessels upon their delivery securing the facility. As a result, the maximum amount committed under such facilities may not be available for us to borrow at the time a vessel is delivered, particularly if the appraised value of the vessels securing the facility has decreased at such time due to market conditions or other factors. If the available amount under our credit facilities is not sufficient to make the required payments under our newbuilding contracts, we will be required to use our available liquidity to cover any shortfall, and there can be no assurance that such liquidity will be available at such time on reasonable terms or at all.

Investors may experience significant dilution as a result of this offering and future offerings.

Additionally, sales of our common shares, or the perception that such sales could occur, could harm the prevailing market price of our common shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Based on the offer and sale of              common shares in this offering, on an as-adjusted basis, as of March 31, 2015, we would have              common shares outstanding, which would have represented an increase of approximately         % in our issued and outstanding common shares. Purchasers of the shares we sell, as well as our existing shareholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested.

The market price of our common shares could drop significantly if the holders of our shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our common shares or other securities. In the future, we may also issue our securities in connection with investments or acquisitions. The amount of our common shares issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding common shares. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you. In addition, we may offer additional common shares in the future, whether or not in connection with investments or acquisitions, which may result in additional significant dilution.

In connection with this offering we have agreed that we will not, without the prior written consent of Deutsche Bank Securities Inc., during the period from the date of this prospectus supplement through the date that is 30 days subsequent to the date thereof, offer, pledge, sell, contract to sell or otherwise dispose of our common shares or other securities convertible into or exchangeable or exercisable for our common shares or derivative of our common shares. Each of our officers and directors and Scorpio Services Holdings Limited have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any common shares or other securities convertible into or exchangeable or exercisable for common shares or derivatives of our common shares owned by these persons prior to this offering or common shares issuable upon exercise of options or warrants held by these persons for a period of 180 days after the date of this prospectus supplement, without the prior written consent of Deutsche Bank Securities Inc., other than as required to satisfy the payment of certain tax obligations.

For additional information, see the section of this prospectus supplement entitled “Dilution.”

The market price of our common shares has fluctuated widely and may fluctuate widely in the future, or there may be no continuing public market for you to resell our common shares.

The market price of our common shares has fluctuated widely since our common shares began trading on the NYSE in December 2013, and may continue to do so as a result of many factors such as actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry, mergers and strategic alliances in the shipping industry, market conditions in the shipping industry, particularly the drybulk sector, changes in government regulation, shortfalls in our operating results from levels forecast by securities analysts, announcements concerning us or our competitors and the general state of the securities market. Further, there may be no continuing active or liquid public market for our common shares.

If the market price of our common shares remains below $5.00 per share, under NYSE rules, our shareholders will not be able to use such shares as collateral for borrowing in margin accounts. This inability to continue to use our common shares as collateral may lead to sales of such shares creating downward pressure on and increased volatility in the market price of our common shares.

The shipping industry has been highly unpredictable and volatile. The market for common shares in this industry may be equally volatile. Therefore, we cannot assure you that you will be able to sell any of our common shares you may have purchased at a price greater than or equal to its original purchase price, or that you will be able to sell them at all.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $         from this offering assuming the underwriters’ option to purchase additional shares is not exercised, and approximately $         if the underwriters’ option to purchase additional shares is exercised in full, in each case after deducting underwriting discounts and estimated offering expenses payable by us.

We intend to use all or substantially all of the net proceeds of this offering of our common shares to fund installment payments due under our Newbuilding Program, and the remaining amount, if any, for general corporate purposes and working capital.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2015, on:

•	an actual basis;

•

an as adjusted basis to give effect to payments of installments on vessels under construction of $60.3 million, borrowings of $28.6 million on a Capesize vessel delivered to us in May 2015, and $76.9 million of cash received, net of commissions and selling costs, pursuant to the closing on the sale of seven vessels during the period from April 1, 2015 to June 9, 2015; and

•	an as further adjusted basis to give effect to this offering.

There have been no other significant adjustments to our capitalization since March 31, 2015, as so adjusted.

You should read the information below together with the section of this prospectus supplement entitled “Use of Proceeds,” as well as the consolidated financial statements and related notes for the year ended December 31, 2014, included in our Annual Report on Form 20-F, filed with the Commission on April 2, 2015 and our press release attached as an exhibit to our Form 6-K, furnished to the Commission on April 29, 2015, each of which is incorporated by reference herein.

	As of March 31, 2015
In thousands of U.S. dollars	Actual	As Adjusted	As Further Adjusted
Cash and Cash Equivalents	$146,962	$192,134	$

Current debt:
Bank loans	35,428	37,356
Non-current debt:
Bank loans	103,593	130,240
Senior Notes	73,625	73,625

Total debt (1)	$212,646	$241,221	$

Shareholders’ equity:
Common Stock	$1,805	$1,805	$
Paid-in capital	1,327,446	1,327,446
Accumulated deficit	(174,937)	(174,937)

Total shareholders’ equity	$1,154,314	$1,154,314	$

Total capitalization	$1,366,960	$1,395,535	$

(1)	All of our bank loans are secured. Our senior notes are unsecured.

DILUTION

Dilution or accretion is the amount by which the offering price paid by the purchasers of our common shares in this offering will differ from the net tangible book value per common share after the offering. The net tangible book value is equal to the amount of our total tangible assets (total assets less intangible assets) less total liabilities. The historical net tangible book value and the as adjusted(1) net tangible book value as of March 31, 2015 were $1.2 billion in total and $6.40 per share for the number of shares of the existing shareholders at that date.

The as further adjusted net tangible book value as of March 31, 2015 would have been $        , or $         per common share after the issuance and sale by us of              common shares at $         per share in this offering, after deducting estimated expenses related to this offering. This represents an immediate increase in net tangible book value of $         per share to the existing shareholders and an immediate dilution in net tangible book value of $         per share to new investors.

The following table illustrates the pro forma per share dilution and increase in net tangible book value as of March 31, 2015:

Public offering price per common share	$
As adjusted net tangible book value per share before this offering		$6.40
Increase in as adjusted net tangible book value attributable to new investors in this offering	$
As adjusted net tangible book value per share after giving effect to this offering	$
Dilution per share to new investors	$

The following table summarizes, as of March 31, 2015, on an as adjusted basis for this public offering, the difference between the number of common shares acquired from us, the total amount paid and the average price per share paid by the existing shareholders and the number of common shares acquired from us, the total amount paid and average price per share paid by you as a new investor in this offering, based upon the public offering price of $         per share.

	As Adjusted Shares Outstanding(1)			Total Consideration			Average Price Per Share
	Number	Percent		Amount (in USD Thousands)	Percent
Existing shareholders			%	$		%	$
New investors(*)			%	$		%	$

Total			%	$		%	$

(*)	Before deducting estimated expenses of this offering of $ million.
(1)	The “as adjusted” amounts give effect to the adjustments further described in the section entitled “Capitalization” on page S-14 of this prospectus supplement.

PRICE RANGE OF OUR COMMON SHARES

Our common shares have traded on the NYSE since December 12, 2013 under the symbol “SALT.” In addition, during the period from July 3, 2013 through July 31, 2014, our common shares minimally traded on the Norwegian OTC under the symbol “SALT.” The following table sets forth the high and low prices for our common shares for the periods indicated, as reported by the NYSE.

FOR THE YEAR ENDED	HIGH	LOW
December 31, 2014	$10.73	$1.76
December 31, 2013 (beginning December 12, 2013)	$10.18	$9.04

FOR THE QUARTER ENDED	HIGH	LOW
March 31, 2015	$2.76	$1.30
December 31, 2014	$6.08	$1.76
September 30, 2014	$9.09	$5.75
June 30, 2014	$10.33	$8.30
March 31, 2014	$10.73	$9.09
December 31, 2013 (beginning December 12, 2013)	$10.18	$9.04

FOR THE MONTH	HIGH	LOW
June 2015 (through and including June 8, 2015)	$2.54	$2.33
May 2015	$2.95	$2.25
April 2015	$2.72	$1.96
March 2015	$2.76	$2.09
February 2015	$2.55	$1.66
January 2015	$2.35	$1.30
December 2014	$3.29	$1.76

Dividend Policy

We currently do not intend to pay dividends to the holders of our common shares but rather to invest our available cash in the growth of our fleet and development of our business. We will continue to assess our dividend policy and our board of directors may determine it is in the best interest of the Company to pay dividends in the future. The declaration and payment of dividends is subject at all times to the discretion of our board of directors. The timing and amount of dividends, if any, depends on our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in the loan agreements, the provisions of Marshall Islands law affecting the payment of dividends and other factors.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common shares, as of June 9, 2015, held by each person or entity that we know beneficially owns 5% or more of our common shares, each of our executive officers and directors, and all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the Commission’s rules. All of our shareholders, including the shareholders listed in the table below, are entitled to one vote for each common share held.

Name	Number of Shares		Percentage Owned(1)
Wellington Management Group LLP	18,208,034	(2)(8)	10.1%
Avenue Capital Management II, L.P.	14,161,040	(3)(8)	7.9%
BlueMountain Capital Management LLC	8,924,534	(4)(8)	4.9%
Blue Mountain Credit Alternatives Master Fund L.P.	8,282,285	(5)	4.6%
Aristeia Capital L.L.C.	9,580,000	(6)(8)	5.3%
Monarch Alternative Capital LP	10,105,288	(7)(8)	5.6%
Scorpio Services Holding Limited	6,298,776	(9)(10)	3.5%
Directors and executive officers as a group	6,858,390	(10)	3.8%

(1)	Calculated based on 180,678,466 common shares outstanding as of June 9, 2015.
(2)	Based solely on information derived from a Schedule 13G/A filed with the Commission on March 10, 2015.
(3)	Based solely on information derived from a Schedule 13G/A filed with the Commission on November 25, 2014.
(4)	Based solely on information derived from a Schedule 13G/A filed with the Commission on May 6, 2015.
(5)	Based solely on information derived from a Schedule 13G/A filed with the Commission on February 5, 2015.
(6)	Based solely on information derived from a Schedule 13G filed with the Commission on February 17, 2015.
(7)	Based solely on information derived from a Schedule 13G/A filed with the Commission on December 24, 2014.
(8)	Includes common shares held by funds managed thereby.
(9)	Excludes 1,711,465 common shares payable under the Administrative Services Agreement.
(10)	Emanuele Lauro, our Director and Chief Executive Officer, Robert Bugbee, our Director and President, and Cameron Mackey, our Chief Operating Officer, own 10%, 10% and 7% of Scorpio Services Holdings Limited, respectively.

TAX CONSIDERATIONS

Please see the section entitled “Item 10. Additional Information—E. Taxation” in our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the Commission on April 2, 2015.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase from us the following respective number of common shares at a public offering price less the underwriting discounts set forth on the cover page of this prospectus.

Underwriters	Number of Shares
Deutsche Bank Securities Inc.
Clarksons Platou Securities AS
Evercore Group L.L.C.
Stifel, Nicolaus & Company, Incorporated
ABN AMRO Securities (USA) LLC
Credit Agricole Securities (USA) Inc.
Total

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares offered by this prospectus supplement.

The underwriters propose to offer the common shares to the public at the public offering price set forth on the cover of this prospectus supplement. If all the common shares are not sold at the public offering price, the underwriters may change the offering price and may offer common shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to            additional common shares at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional common shares as the number of common shares to be purchased by it in the above table bears to the total number of common shares offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional common shares to the underwriters to the extent the option is exercised.

Our common shares are listed and traded on the NYSE under the symbol “SALT”.

The underwriting discounts and commissions per share are equal to the public offering price per common share less the amount paid by the underwriters to us per common share. The underwriting discounts and commissions are    % of the initial public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ option to purchase additional shares:

Total Fees
	Fee per share	Without Exercise of Option to Purchase Additional Shares	With Full Exercise of Option to Purchase Additional Shares
Discounts and commissions paid by us(1)	$	$	$

(1)	The underwriters will not receive an underwriting discount on the sale of common shares sold to Scorpio Services Holdings Limited and certain of our executive officers.

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $         million. We have also agreed to reimburse the underwriters for certain of their expenses, as set forth in the underwriting agreement, including legal fees incurred in the qualification of the offering with FINRA, in an amount of up to $        , which amount is deemed by FINRA to be underwriting compensation.

Other than as required to satisfy the payment of certain tax obligations, each of our officers and directors and Scorpio Services Holdings Limited have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any common shares or other securities convertible into or exchangeable or exercisable for common shares or derivatives of our common shares owned by these persons prior to this offering or common shares issuable upon exercise of options or warrants held by these persons for a period of 180 days after the date of this prospectus supplement without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice except in limited circumstances. We have entered into a similar agreement with the representative of the underwriters for a period of 30 days. There are no agreements between the representative and any of our shareholders or affiliates releasing them from these lock-up agreements prior to the expiration of the lock-up periods described above.

In connection with the offering, the underwriters may purchase and sell common shares in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional common shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares.

Naked short sales are any sales in excess of the underwriters’ option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of our common shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representative of the underwriters has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common shares. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

A prospectus in electronic format is being made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

Certain of the underwriters and their respective affiliates have performed commercial banking services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In particular, affiliates of each of Deutsche Bank Securities Inc., ABN AMRO Securities (USA) LLC and Credit Agricole Securities (USA) Inc. are lenders under certain of our credit facilities.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Clarksons Platou Securities AS is not a U.S. registered broker-dealer and, therefore, intends to participate in the offering outside of the United States and, to the extent that the offering by Clarksons Platou Securities AS is within the United States, Clarksons Platou Securities AS will offer to and place shares of common stock with investors through Clarksons Platou Securities, Inc., an affiliated U.S. broker-dealer. The activities of Clarksons Platou Securities AS in the United States will be effected only to the extent permitted by Rule 15a-6 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Notice to Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State) an offer to the public of any common shares which are the subject of this offering contemplated by this prospectus may not be made in that Relevant Member State other than the offers contemplated in the prospectus once the prospectus has been approved by the competent authority in such Member State and published and passported in accordance with the Prospectus Directive as implemented in the Relevant Member State except that an offer to the public in that Relevant Member State of any common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common shares shall result in a requirement for the publication by the Issuer or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase any common shares, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Investors in the United Kingdom

Each underwriter has represented and agreed that (i) it has not offered or sold and, prior to the expiration of the period of six months from the closing date of this offering, will not offer or sell any common shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied with and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom, any document received by it in connection with the issue of the shares of our common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus supplement forms a part, all of which will be paid by us.

Commission Registration Fee	$	*
NYSE Supplemental Listing Fee		$10,000
Printing and Engraving Expenses		$50,000
Legal Fees and Expenses		$125,000
Accountants’ Fees and Expenses		$45,000
Miscellaneous Costs	$
Total	$

*	The Commission Registration Fee of $76,502, covering all of the securities being offered under the registration statement on Form F-3 (file no. 333-201354) filed with the Commission with an effective date of January 15, 2015, of which this prospectus supplement forms a part, was previously paid. We allocate the cost of this fee on an approximately pro-rata basis with each offering.

LEGAL MATTERS

The validity of the common shares offered hereby and other matters relating to Marshall Islands and United States law will be passed upon for us by Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004. The underwriters have been represented in connection with this offering by Morgan, Lewis & Bockius LLP, New York, New York 10178.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the Company’s Annual Report on Form 20-F for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, as amended, we filed a registration statement on Form F-3 (Registration No. 333-201354) relating to the securities offered by this prospectus supplement with the Commission. This prospectus supplement and the accompanying base prospectus are parts of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.scorpiobulkers.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement or the accompanying base prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement. Any statement contained in this prospectus or any prospectus supplement, or in a document incorporated or deemed to be incorporated by reference herein or therein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequent prospectus supplement or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

We hereby incorporate by reference the documents listed below and certain future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act:

•

Our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the Commission on April 2, 2015, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•	Our Current Report on Form 6-K, furnished to the Commission on April 29, 2015, containing a press release announcing our financial results for the first quarter of 2015.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying base prospectus.

We have authorized only the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference into this prospectus supplement by writing or telephoning us at the following addresses:

MONACO	NEW YORK
9, Boulevard Charles III, MC 98000 Monaco	150 East 58th Street, New York, NY 10155

Tel: (011) 377-9798-5716	Tel: (212) 542-1616

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	March 31,	December 31,
	2015	2014
Assets
Current assets
Cash and cash equivalents	$146,962	$272,673
Due from related parties	36,884	42,373
Prepaid expenses and other current assets	4,120	3,872
Assets held for sale	99,765	43,781

Total current assets	287,731	362,699

Non-current assets
Vessels, net	273,927	66,633
Vessels under construction	776,245	866,844
Deferred financing cost, net	4,965	3,181
Other assets	26,389	19,543
Due from related parties	7,957	5,305

Total non-current assets	1,089,483	961,506

Total assets	$1,377,214	$1,324,205

Liabilities and shareholders’ equity
Current liabilities
Bank loans	$35,428	$3,300
Accounts payable and accrued expenses	8,958	15,811
Due to related parties	1,296	1,231

Total current liabilities	45,682	20,342

Non-current liabilities
Bank loans	103,593	30,250
Senior Notes	73,625	73,625

Total non-current liabilities	177,218	103,875

Total liabilities	222,900	124,217

Commitment and contingencies (Note 8)
Shareholders’ equity
Common stock, $0.01 par value per share; authorized 450,000,000 shares; issued and outstanding 180,470,939 and 180,299,695 shares as of March 31, 2015 and December 31, 2014, respectively	1,805	1,803
Paid-in capital	1,327,446	1,321,057
Accumulated deficit	(174,937)	(122,872)

Total shareholders’ equity	1,154,314	1,199,988

Total liabilities and shareholders’ equity	$1,377,214	$1,324,205

See notes to the unaudited consolidated financial statements.

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Revenue:
Vessel revenue	$697	$3,697
Vessel revenue-related party pools	11,573	1,770

Total vessel revenue	12,270	5,467

Operating expenses:
Voyage expenses	—	3,048
Vessel operating costs	2,430	—
Vessel operating costs-related party	416	—
Charterhire expense	16,023	6,679
Vessel depreciation	1,567	—
General and administrative expenses	8,014	6,850
General and administrative expenses-related party	467	47
Write down on assets held for sale	26,752	—
Write down on assets held for sale-related party	5,000	—

Total operating expenses	60,669	16,624

Operating loss	(48,399)	(11,157)

Other income (expense):
Interest income	68	524
Foreign exchange gain (loss)	69	(23)
Financial expense, net	(3,803)	—

Total other (loss) income	(3,666)	501

Net loss	$(52,065)	$(10,656)

Weighted-average shares outstanding:
Basic	173,454,180	132,610,911
Diluted	173,454,180	132,610,911
Loss per common share:
Basic	$(0.30)	$(0.08)

Diluted	$(0.30)	$(0.08)

See notes to the unaudited consolidated financial statements.

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(Dollars in thousands)

	Number of shares outstanding	Common stock	Paid-in capital	Accumulated deficit	Total
Balance as of December 31, 2014	180,299,695	$1,803	$1,321,057	$(122,872)	$1,199,988
Net loss				(52,065)	$(52,065)
Net proceeds from common stock offering:
Private placement			(5)		(5)
Common Stock issued to SSH	171,244	$2	330		332
Restricted stock amortization			$6,064		6,064

Balance as of March 31, 2015	180,470,939	$1,805	$1,327,446	$(174,937)	$1,154,314

See notes to the unaudited consolidated financial statements.

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended March 31,
	2015	2014
Operating activities
Net loss	$(52,065)	$(10,656)
Adjustment to reconcile net loss to net cash used by operating activities:
Restricted stock amortization	6,064	5,079
Vessel depreciation	1,567	—
Amortization of deferred financing costs	228	—
Write off of deferred financing cost	3,530	—
Write down on assets held for sale	26,752	—
Write down on assets held for sale – related parties	5,000	—
Changes in operating assets and liabilities:
Decrease due from charterers	—	(11,874)
(Increase) decrease prepaid expenses and other current assets	(247)	(2,026)
(Decrease) increase in accounts payable accrued expenses	(4,234)	3,608
Related party balances	2,901	—

Net cash used in operating activities	(10,504)	(15,869)

Investing activities
Payments on assets held for sale	(19,756)	—
Payments for vessels and vessels under construction	(188,343)	(231,514)

Net cash used by investing activities	(208,099)	(231,514)

Financing activities
Proceeds from issuance of common stock	(239)	42,513
Proceeds from issuance of debt	106,388	—
Repayments of long term debt	(917)	—
Debt issue cost paid	(12,340)	(1,013)

Net cash provided by financing activities	92,892	41,500

Decrease in cash and cash equivalents	(125,711)	(205,883)
Cash at cash equivalents, beginning of period	272,673	733,896

Cash and cash equivalents, end of period	$146,962	$528,013

See notes to the unaudited consolidated financial statements.

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share, per day and per vessel data)

1.     General information and significant accounting policies

Company

Scorpio Bulkers Inc. and its subsidiaries (together “we”, “us” or the “Company”) is a company formed for the purpose of acquiring and operating the latest generation newbuilding drybulk carriers with fuel-efficient specifications and carrying capacities of greater than 30,000 dwt in the international shipping markets. Scorpio Bulkers Inc. was incorporated in the Republic of the Marshall Islands on March 20, 2013.

As of March 31, 2015, the Company owns three Kamsarmax vessels, four Ultramax vessels and one Capesize vessel and has ordered 61 newbuilding drybulk carriers, which it intends to operate. The Company also has two Kamsarmax vessel contract, three Capesize vessel contract, six contracts for the construction of LR2 product tankers and three contracts for the construction of LR1 product tankers which are classified on the balance sheet as assets held for sale.

Our vessels are commercially managed by Scorpio Commercial Management S.A.M. (“SCM”), which is majority owned by the Lolli-Ghetti family of which, Emanuele Lauro, our Chairman and Chief Executive Officer is a member. SCM’s services include securing employment, in pools, in the spot market and on time charters.

Our vessels are technically managed by Scorpio Ship Management S.A.M. (“SSM”), which is majority owned by the Lolli-Ghetti family. SSM facilitates vessel support such as crew, provisions, deck and engine stores, insurance, maintenance and repairs, and other services as necessary to operate the vessels such as drydocks and vetting/inspection under a technical management agreement.

We also have an administrative services agreement with Scorpio Services Holding Ltd. (“SSH”), which is majority owned by the Lolli-Ghetti family. The administrative services provided under this agreement primarily include accounting, legal compliance, financial, information technology services, and the provision of administrative staff and office space, which are contracted to SCM. We pay our managers fees for these services and reimburse them for direct or indirect expenses that they incur in providing these services.

Basis of accounting

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany accounts and transactions have been eliminated in consolidation.

The interim financial statements are unaudited, but in the opinion of management, reflects all adjustments, consisting of a normal recurring nature, necessary for a fair presentation of the Company’s interim results as of the dates and for the periods presented. Interim results are not necessarily indicative of the results for a full year.

Going concern

The Company’s revenue is derived from time charter revenue, voyage revenue and pool revenue. The bulker shipping industry is volatile and has been experiencing a sustained cyclical downturn. If the downturn continues, this could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

The fair market values of the Company’s vessels also experience high volatility. The fair market value of the vessels may increase and decrease depending on a number of factors including, but not limited to, the prevailing level of charter rates and day rates, general economic and market conditions affecting the international shipping industry, types, sizes and ages of vessels, supply and demand for vessels, availability of or developments in other modes of transportation, competition from other shipping companies, cost of newbuildings, governmental or other regulations and technological advances. In addition, as vessels grow older, they generally decline in value. If the fair market value of vessels declines, the Company may not be in compliance with certain provisions of its credit facilities and it may not be able to refinance its debt and obtain additional financing. The prepayment of certain credit facilities may be necessary to cause the Company to maintain compliance with certain covenants in the event that the value of its vessels falls below a certain level. Additionally, if the Company sells one or more of its vessels at a time when vessel prices have fallen, the sale price may be less than the vessel’s carrying value on its consolidated financial statements, resulting in a loss on sale or an impairment loss being recognized, ultimately leading to a reduction in earnings. Furthermore, if vessel values fall significantly, this could indicate a decrease in the recoverable amount for the vessel which may result in an impairment adjustment in the carrying value of the vessel.

As described in Note 8, the Company has commitments to pay for its vessels currently under construction that exceed the amount of financing presently secured for these. If the Company is not able to borrow additional funds, raise other capital or utilize available cash on hand, it may not be able to acquire these newbuilding vessels, which could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.

These consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, nor to the amounts and classification of liabilities that may be necessary should the Company be unable to continue as a going concern.

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

Significant Accounting Policies

Accounting estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

In addition to the estimates noted above, significant estimates will include vessel valuations, residual value of vessels, useful life of vessels and the fair value of derivative instruments.

Segment reporting

The Company has three reportable segments, Ultramax vessels, Kamsarmax vessels and Capesize vessels, which are engaged in the ocean transportation of drybulk cargoes worldwide through the ownership and operation of drybulk carrier vessels. See Note 16.

Revenue recognition

Vessel revenue is measured at the fair value of the consideration received or receivable and represents amounts receivable for services provided in the normal course of business, net of discounts, and other sales-related or value added taxes.

Vessel revenue is comprised of either time charter revenue, voyage revenue and/or pool revenue.

(1)	Time charter revenue is recognized ratably as services are performed based on the daily rates specified in the time charter contract. We do not recognize revenue when a vessel is off hire.

(2)	Voyage charter agreements are charter hires, where a contract is made in the spot market for the use of a vessel for a specific voyage for a specified charter rate. Revenue from voyage charter agreements is recognized on a pro rata basis based on the relative transit time in each period. The period over which voyage revenues are recognized commences at the time the vessel departs from its last discharge port and ends at the time the discharge of cargo at the next discharge port is completed. We do not begin recognizing revenue until a charter has been agreed to by the customer and us, even if the vessel has discharged its cargo and is sailing to the anticipated load port on its next voyage. Estimated losses on voyages are provided for in full at the time such losses become evident. In the application of this policy, we do not begin recognizing revenue until (i) the amount of revenue can be measured reliably, (ii) it is probable that the economic benefits associated with the transaction will flow to the entity, (iii) the transactions’ stage of completion at the balance sheet date can be measured reliably and (iv) the costs incurred and the costs to complete the transaction can be measured reliably.

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

(3)	Pool revenue for each vessel is determined in accordance with the profit sharing terms specified within each pool agreement. In particular, the pool manager aggregates the revenues and expenses of all of the pool participants and distributes the net earnings to participants based on:

•	the pool points (vessel attributes such as cargo carrying capacity, fuel consumption, and construction characteristics are taken into consideration); and

•	the number of days the vessel participated in the pool in the period.

We recognize pool revenue on a monthly basis, when the vessel has participated in a pool during the period and the amount of pool revenue for the month can be estimated reliably. We receive estimated vessel earnings based on the known number of days the vessel has participated in the pool, the contract terms, and the estimated monthly pool revenue. On a quarterly basis, we receive a report from the pool which identifies the number of days the vessel participated in the pool, the total pool points for the period, the total pool revenue for the period, and the calculated share of pool revenue for the vessel. We review the quarterly report for consistency with each vessel’s pool agreement and vessel management records. The estimated pool revenue is reconciled quarterly, coinciding with our external reporting periods, to the actual pool revenue earned, per the pool report. Consequently, in our financial statements, reported revenues represent actual pooled revenues. While differences do arise in the performance of these quarterly reconciliations, such differences are not material to total reported revenues.

Voyage expenses

Voyage expenses, which primarily include bunkers, port charges, canal tolls, cargo handling operations and brokerage commissions paid by us under voyage charters are expensed as incurred.

Charterhire expense

Charterhire expense is the amount we pay the owner for time chartered-in vessels. The amount is usually for a fixed period of time at charter rates that are generally fixed, but may contain a variable component based on drybulk indices, inflation, interest rates, profit sharing, or current market rates. The vessel’s owner is responsible for crewing and other vessel operating costs. Charterhire expense is recognized ratably over the charterhire period.

Operating leases

Costs in respect of operating leases are charged to the consolidated statement of operations on a straight line basis over the lease term.

Vessel operating costs

Vessel operating costs, which include crewing, repairs and maintenance, insurance, stores, lube oils, communication expenses, and technical management fees, are expensed as incurred. Expenses for repairs and maintenance tend to fluctuate from period to period because most repairs and maintenance typically occur during periodic drydocking. We expect these expenses to increase as our fleet matures and to the extent that it expands.

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

Additionally, these costs include technical management fees that we pay to SSM (See Note 15). Pursuant to an agreement, or the Master Agreement, SSM provides us with technical services, and we provide them with the ability to subcontract technical management of our vessels with our approval.

Foreign currencies

The individual financial statements of Scorpio Bulkers Inc. and each of its subsidiaries are presented in the currency of the primary economic environment in which we operate (its functional currency), which in all cases is U.S. dollars. For the purpose of the consolidated financial statements, our results and financial position are also expressed in U.S. dollars.

In preparing the financial statements of Scorpio Bulkers Inc. and each of its subsidiaries, transactions in currencies other than the U.S. dollar are recorded at the rate of exchange prevailing on the dates of the transactions. Any change in exchange rate between the date of recognition and the date of settlement may result in a gain or loss which is recognized in the consolidated statement of operations. At the end of each reporting period, monetary assets and liabilities denominated in other currencies are retranslated into the functional currency at rates ruling at that date. All resultant exchange differences have been recognized in the consolidated statement of operations.

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and demand deposits, and other short-term highly-liquid investments with original maturities of three months or less, and that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value. The carrying value of cash and cash equivalents approximates fair value due to the short-term nature of these instruments.

Inventories

Inventories, which are included in Prepaid expenses and other current assets, consist of lubricating oils and other items including stock provisions, and are stated at the lower of cost and net realizable value. Cost is determined using the first in first out method. Stores and spares are charged to vessel operating costs when purchased.

Assets held for sale

Assets held for sale include vessels and contracts for the construction of vessels and are classified in accordance ASC 360, Property, Plant, and Equipment. The Company considers such assets to be held for sale when all of the following criteria are met:

•	management commits to a plan to sell the property;

•	it is unlikely that the disposal plan will be significantly modified or discontinued;

•	the property is available for immediate sale in its present condition;

•	actions required to complete the sale of the property have been initiated;

•	sale of the property is probable and we expect the completed sale will occur within one year; and

•	the property is actively being marketed for sale at a price that is reasonable given its current market value.

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

Upon designation as an asset held for sale, the Company records the carrying value of the asset at the lower of its carrying value or its estimated fair value, less estimated costs to sell, and, if the asset is a vessel, the Company ceases depreciation.

Vessels, net

Vessels, net is stated at historical cost less accumulated depreciation. Included in vessel costs are acquisition costs directly attributable to the acquisition of a vessel and expenditures made to prepare the vessel for its initial voyage. The Company also capitalizes interest costs for a vessel under construction as a cost which is directly attributable to the acquisition cost of a vessel. Vessels are depreciated on a straight-line basis over their estimated useful lives, determined to be 25 years from the date the vessel is ready for its first voyage. Depreciation is based on cost less the estimated residual value which is the lightweight tonnage of each vessel multiplied by scrap value per ton. The scrap value per ton is estimated taking into consideration the historical four years average scrap market rates at the balance sheet date with changes accounted for in the period of change and in future periods. The Company believes that a 25-year depreciable life for its vessels is consistent with that of other ship owners and with its economic useful life. An increase in the useful life of the vessel or in its residual value would have the effect of decreasing the annual depreciation charge and extending it into later periods. A decrease in the useful life of the vessel or in its residual value would have the effect of increasing the annual depreciation charge. However, when regulations place limitations over the ability of a vessel to trade on a worldwide basis, or when the cost of complying with such regulations is not expected to be recovered, we will adjust the vessel’s useful life to end at the date such regulations preclude such vessel’s further commercial use. The carrying value of the Company’s vessels does not represent the fair market value of such vessels or the amount it could obtain if it were to sell any of its vessels, which could be more or less. Under U.S. GAAP, the Company would not record a loss if the fair market value of a vessel (excluding its charter) is below our carrying value unless and until it determines to sell that vessel or the vessel is impaired as discussed below under “Impairment of long-lived assets.”

Vessels under construction

Vessels under construction are measured at cost and include costs incurred that are directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management. These costs include installment payments made to the shipyards, capitalized interest, professional fees and other costs deemed directly attributable to the construction of the asset. Vessels under construction are not depreciated.

Deferred drydocking costs

The vessels are required to undergo planned drydocks for replacement of certain components, major repairs and maintenance of other components, which cannot be carried out while the vessels are operating, approximately every 30 months or 60 months depending on the nature of work and external requirements. These drydock costs are capitalized and depreciated on a straight-line basis over the estimated period until the next drydock. When the drydock expenditure is incurred prior to the expiry of the period, the remaining balance is expensed. The Company had no drydocking activity during the three months ended March 31, 2015 and 2014.

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

We only include in deferred drydocking those direct costs that are incurred as part of the drydocking to meet regulatory requirements, or are expenditures that add economic life to the vessel, increase the vessel’s earnings capacity or improve the vessel’s efficiency. Direct costs include shipyard costs as well as the costs of placing the vessel in the shipyard; cost of travel, lodging and subsistence of personnel sent to the drydocking site to supervise; and the cost of hiring a third party to oversee the drydocking. Expenditures for normal maintenance and repairs, whether incurred as part of the drydocking or not, are expensed as incurred.

Deferred financing costs

Deferred financing costs consist of fees, commissions and legal expenses associated with securing loan facilities and other debt offerings. These costs are amortized over the life of the related debt and are recorded as financial expense, net.

Other assets

Other assets consists primarily of deferred financing costs relating to the portions of loan facilities that have not yet been drawn down. As the loan facilities are drawn down, the related portion of costs incurred relating to such facilities will be reclassified to Deferred financing costs and amortized over the life of the related debt.

Impairment of long-lived assets held for use

The Company follows ASC Subtopic 360-10, Property, Plant and Equipment (“ASC 360-10”), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts. If indicators of impairment are present, the Company performs an analysis of the anticipated undiscounted future net cash flows of the related long-lived assets, including vessels and vessels under construction. If the carrying value of the related asset exceeds the undiscounted cash flows, the carrying value is reduced to its fair value.

Due to continuing poor industry conditions, impairment tests on a vessel by vessel basis were performed as at March 31, 2015. The most significant assumptions made for the determination of expected cash flows are (i) charter rates on expiry of existing charters, which are based on the current fixing applicable to five years-year time charter rates and thereafter, a reversion to the ten years-year historical average for each category of vessel, (ii) off-hire days, which are based on actual off-hire statistics for the Company’s fleet, (iii) operating costs, based on current levels escalated over time based on long term trends, (iv) dry docking frequency, duration and cost, (v) estimated useful life which is assessed as a total of 25 years and (vi) estimated scrap values. In the case of an indication of impairment, the results of a recoverability test would also be sensitive to the discount rate applied.

The assumptions used involve a considerable degree of estimation. Actual conditions may differ significantly from the assumptions and thus actual cash flows may be significantly different to those expected with a material effect on the recoverability of each vessel’s carrying amount.

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

No impairment charges were recorded on the Company’s long-lived assets held for use as at March 31, 2015 based on the assumptions made, the expected undiscounted future cash flows exceeding the vessels’ carrying amounts.

Fair value of financial instruments

The estimated fair values of our financial instruments such as amounts due to / due from charterers, accounts payable and long-term debt, approximate their individual carrying amounts due to their short-term maturity or the variable-rate nature of the respective borrowings under the credit facilities.

The fair value of any interest rate swaps is the estimated amount we would receive or have to pay in order to terminate these agreements at the reporting date, taking into account current interest rates and the creditworthiness of the counterparty for assets and our creditworthiness for liabilities.

Provisions

Provisions are recognized when we have a present obligation as a result of a past event, and it is probable that we will be required to settle that obligation. Provisions are measured at our best estimate of the expenditure required to settle the obligation at the balance sheet date, and are discounted to present value where the effect is material.

Deferred financing costs, net

Deferred financing costs, included in other assets, consist of fees, commissions and legal expenses associated with obtaining loan facilities , amending existing loan facilities and write downs of deferred financing cost. These costs are amortized over the life of the related debt and are included in interest expense. Amortization was $228 for the three months ended March 31, 2015. Accumulated amortization was $378 as of March 31, 2015. For the three months ended March 31, 2015 write downs of deferred financing cost was $3,530.

Earnings per share

Basic earnings per share is calculated by dividing the net income (loss) attributable to equity holders of the common shares by the weighted average number of common shares outstanding. Diluted earnings per share are calculated by adjusting the net income (loss) attributable to equity holders of the parent and the weighted average number of common shares used for calculating basic per share for the effects of all potentially dilutive shares. Such dilutive common shares are excluded when the effect would be to increase earnings per share or reduce a loss per share.

Restricted stock

We follow Accounting Standards Codification (“ASC”) Subtopic 718-10, Compensation-Stock Compensation (“ASC 718-10”), for restricted stock issued under our equity incentive plans. Stock-based compensation costs from restricted stock are classified as a component of additional paid-in capital. The restricted stock awards granted to our employees and directors

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

contain only service conditions and are classified as equity settled. Accordingly, the fair value of our restricted stock awards is calculated by multiplying the share price on the grant date and the number of restricted stock shares granted that are expected to vest. We believe that the share price at the grant date serves as a proxy for the fair value of services to be provided by the employees and directors under the plan.

Compensation expense related to the awards is recognized ratably over the vesting period, based on our estimate of the number of awards that will eventually vest. The vesting period is the period during which an employee or director is required to provide service in exchange for an award and is updated at each balance sheet date to reflect any revisions in estimates of the number of awards expected to vest as a result of the effect of non-market-based vesting conditions.

Income tax

Scorpio Bulkers Inc. and its subsidiaries are incorporated in the Republic of the Marshall Islands, and in accordance with the income tax laws of the Marshall Islands, are not subject to Marshall Islands’ income tax. We are also exempt from income tax in other jurisdictions including the United States of America due to tax treaties; therefore, we will not have any tax charges, benefits, or balances.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk are amounts due from charterers and from related parties. With respect to balances due from the Scorpio Ultramax Pool and the Scorpio Kamsarmax Pool (see Note 15), the Company, through SCM, limits its credit risk by performing ongoing credit evaluations and, when deemed necessary, requires letters of credit, guarantees or collateral. The Company earned 58.0% and 36.1% of its revenues from two customers during the three months ended March 31, 2015. Management does not believe significant risk exists in connection with the Company’s concentrations of credit at March 31, 2015.

At March 31, 2015, the Company maintains all of its cash and cash equivalents with five financial institutions. None of the Company’s cash and cash equivalent balances is covered by insurance in the event of default by these financial institutions.

Interest rate risk

The Company is exposed to the impact of interest rate changes primarily through its variable-rate borrowings which consist of borrowings under its secured credit facilities. Significant increases in interest rates could adversely affect our operating margins, results of operations and our ability to service our debt. The Company intends to selectively enter into derivative contracts to hedge its overall exposure to interest rate risk exposure. Entering into swaps and derivatives transactions is inherently risky and presents various possibilities for incurring significant expenses. The derivatives strategies that the Company employs in the future may not be successful or effective, and it could, as a result, incur substantial additional interest costs.

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

Liquidity risk

Liquidity risk is the risk that an entity will encounter difficulty in raising funds to meet commitments associated with financial instruments.

We manage liquidity risk by maintaining adequate reserves and borrowing facilities and by continuously monitoring forecast and actual cash flows.

Current economic conditions make forecasting difficult, and there is the possibility that our actual trading performance during the coming year may be materially different from expectations. Based on internal forecasts and projections that take into account reasonably possible changes in our trading performance, we believe that we have adequate financial resources to continue in operation and meet our financial commitments (including but not limited to newbuilding installments, debt service obligations and charterhire commitments) for a period of at least twelve months from the date of approval of these consolidated financial statements. Accordingly, we continue to adopt the going concern basis in preparing our financial statements.

Currency and exchange rate risk

The international shipping industry’s functional currency is the U.S. Dollar. Virtually all of our revenues and most of our operating costs are in U.S. Dollars. We incur certain operating expenses in currencies other than the U.S. Dollar, and the foreign exchange risk associated with these operating expenses is immaterial.

Recent accounting pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers”, which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle is that a company should recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. This Update defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. The standard is effective for annual periods beginning after December 15, 2016, and interim periods therein, and shall be applied either retrospectively to each period presented or as a cumulative effect adjustment as of the date of adoption. The Company is evaluating the potential impact of this adoption on its consolidated financial statements.

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

2.     Cash Flow Information

For the three months ended March 31, 2015, the Company had non-cash investing activities not included in the consolidated statement of cash flows of $2,471 relating to costs associated with vessels and vessels under construction that had not been paid as of March 31, 2015.

For the three months ended March 31, 2015, the Company had non-cash financing activities not included in the statement of cash flows of $615 relating to deferred financing costs that had not been paid as of March 31, 2015 and $74 relating to costs of issuing common stock that have not been paid as of March 31, 2015.

For the three months ended March 31, 2015, the Company transferred $208,925 from vessels under construction to vessels at the time of delivery from the shipyard.

For the three months ended March 31, 2015, the Company transferred $67,942 from vessels under construction to assets held for sale (see Note 7).

For the three months ended March 31, 2015, the Company paid interest of $1,822 and capitalized $2,033 of interest, which is included in consolidated statement of cash flows as investing activities.

3.     Cash and cash equivalents

Included in cash and cash equivalents as of March 31, 2015 is $20,031 of short-term deposits with original maturities of less than three months.

4.     Earnings Per Common Share

The computation of basic earnings per share is based on the weighted-average number of common shares issued and outstanding during the year, excluding unvested shares of restricted stock (see Note 11). The computation of diluted earnings per share assumes the lapsing of restrictions on unvested restricted stock awards, for which the assumed proceeds upon lapsing of restrictions are deemed to be the amount of compensation cost attributable to future services and not yet recognized using the treasury stock method, to the extent dilutive.

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

The components of the denominator for the calculation of basic earnings per share and diluted earnings per share are as follows:

	For the quarter ended March 31, 2015	For the quarter ended March 31, 2014

Common shares outstanding basic:
Weighted average common shares outstanding basic	173,454,180	132,610,911

Common shares outstanding, diluted:
Weighted average common shares outstanding basic	173,454,180	132,610,911
Restricted stock awards	—	—

Weighted average common shares outstanding, diluted	173,454,180	132,610,911

Due to the net loss realized for the three months ended March 31, 2015, potentially dilutive restricted stock awards totaling 0 shares were determined to be anti-dilutive; accordingly, they are not taken into account for the calculation of earnings per share.

Due to the net loss realized for the three months ended March 31, 2014, potentially dilutive restricted stock awards totaling 996,456 shares were determined to be anti-dilutive; accordingly, they are not taken into account for the calculation of earnings per share.

5.     Vessels

The Company owns one Capesize vessel, three Kamsarmax vessels and four Ultramax vessel as of March 31, 2015. These vessels have an aggregate carrying value of $273,927 which is net of accumulated depreciation of $1,567 as of March 31, 2015.

Owned vessels

Vessel Name	Year Built	DWT	Vessel Type
SBI Puro	2015	180,000	Capesize

Total Capesize		180,000
SBI Cakewalk	2014	82,000	Kamsarmax
SBI Charleston	2014	82,000	Kamsarmax
SBI Samba	2015	84,000	Kamsarmax

Total Kamsarmax		248,000
SBI Antares	2015	61,000	Ultramax
SBI Athena	2015	64,000	Ultramax
SBI Bravo	2015	61,000	Ultramax
SBI Leo	2015	61,000	Ultramax

Total Ultramax		247,000

Total Owned Vessels DWT		675,000

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

6.     Vessels under construction

Vessels under construction was $776,245 as of March 31, 2015. Substantially all of this amount relates to installments paid to shipyards on 61 of our newbuilding contracts.

A rollforward of activity within vessels under construction is as follows:

Balance December 31, 2014	$866,844
Installment payments and other	184,235
Capitalized interest	2,033
Transferred to vessels	(208,925)
Transferred to assets held for sale	(67,942)

Balance March 31, 2015	$776,245

As of March 31, 2015, we had contracts, excluding those classified as assets held for sale (see Note 7), to acquire 61 newbuilding drybulk carriers, including 25 Ultramax vessels with carrying capacities between 60,200 and 64,000 dwt, 18 Kamsarmax vessels with carrying capacities between 82,000 and 84,000 dwt and 18 Capesize vessels with carrying capacities of 180,000 dwt. The aggregate purchase price of these 61 newbuildings is approximately $2,263,666 of which we have paid $759,102 through March 31, 2015.

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

A summary of our vessels under construction is as follows:

Capesize Vessels

	Vessel Name	Expected Delivery(1)	DWT	Shipyard
1	Hull H1310—TBN SBI Valrico	Q3-15	180,000	Shanghai Waigaoqiao Shipbuilding Co., Ltd.
2	Hull H1311—TBN SBI Maduro	Q3-15	180,000	Shanghai Waigaoqiao Shipbuilding Co., Ltd.
3	Hull H1364—TBN SBI Belicoso	Q3-15	180,000	Shanghai Waigaoqiao Shipbuilding Co., Ltd.
4	Hull H1365—TBN SBI Corona	Q1-16	180,000	Shanghai Waigaoqiao Shipbuilding Co., Ltd.
5	Hull H1366—TBN SBI Diadema	Q1-16	180,000	Shanghai Waigaoqiao Shipbuilding Co., Ltd.
6	Hull H1367—TBN SBI Estupendo	Q2-16	180,000	Shanghai Waigaoqiao Shipbuilding Co., Ltd.
7	Hull S1205—TBN SBI Camacho	Q2-15	180,000	Sungdong Shipbuilding & Marine Engineering Co., Ltd.
8	Hull S1206—TBN SBI Montesino	Q3-15	180,000	Sungdong Shipbuilding & Marine Engineering Co., Ltd.
9	Hull S1211—TBN SBI Magnum	Q3-15	180,000	Sungdong Shipbuilding & Marine Engineering Co., Ltd.
10	Hull S1212—TBN SBI Montecristo	Q3-15	180,000	Sungdong Shipbuilding & Marine Engineering Co., Ltd.
11	Hull S1213—TBN SBI Aroma	Q3-15	180,000	Sungdong Shipbuilding & Marine Engineering Co., Ltd.
12	Hull S1214—TBN SBI Cohiba	Q4-15	180,000	Sungdong Shipbuilding & Marine Engineering Co., Ltd.
13	Hull S1215—TBN SBI Habano	Q1-16	180,000	Sungdong Shipbuilding & Marine Engineering Co., Ltd.
14	Hull HN1058—TBN SBI Behike	Q4-15	180,000	Daehan Shipbuilding Co., Ltd.
15	Hull HN1059—TBN SBI Monterrey	Q4-15	180,000	Daehan Shipbuilding Co., Ltd.
16	Hull H1059—TBN SBI Churchill	Q4-15	180,000	Daewoo Mangalia Heavy Industries S.A.
17	Hull H1060—TBN SBI Perfecto	Q1-16	180,000	Daewoo Mangalia Heavy Industries S.A.
18	Hull H1061—TBN SBI Presidente	Q2-16	180,000	Daewoo Mangalia Heavy Industries S.A.

	Capesize NB DWT		3,240,000

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

Kamsarmax Vessels

	Vessel Name	Expected Delivery(1)	DWT	Shipyard
1	Hull S1681—TBN SBI Rumba	Q3-15	84,000	Imabari Shipbuilding Co., Ltd.
2	Hull 1090—TBN SBI Electra	Q3-15	82,000	Jiangsu Yangzijiang Shipbuilding Co., Ltd.
3	Hull 1091—TBN SBI Flamenco	Q3-15	82,000	Jiangsu Yangzijiang Shipbuilding Co., Ltd.
4	Hull 1092—TBN SBI Rock	Q4-15	82,000	Jiangsu Yangzijiang Shipbuilding Co., Ltd.
5	Hull 1093—TBN SBI Twist	Q1-16	82,000	Jiangsu Yangzijiang Shipbuilding Co., Ltd.
6	Hull S1228—TBN SBI Capoeira	Q2-15	82,000	Hudong-Zhonghua (Group) Co., Ltd.
7	Hull S1722A—TBN SBI Conga	Q2-15	82,000	Hudong-Zhonghua (Group) Co., Ltd.
8	Hull S1723A—TBN SBI Bolero	Q3-15	82,000	Hudong-Zhonghua (Group) Co., Ltd.
9	Hull S1229—TBN SBI Carioca	Q2-15	82,000	Hudong-Zhonghua (Group) Co., Ltd.
10	Hull S1724A—TBN SBI Sousta	Q3-15	82,000	Hudong-Zhonghua (Group) Co., Ltd.
11	Hull S1725A—TBN SBI Reggae	Q4-15	82,000	Hudong-Zhonghua (Group) Co., Ltd.
12	Hull S1726A—TBN SBI Zumba	Q1-16	82,000	Hudong-Zhonghua (Group) Co., Ltd.
13	Hull S1231—TBN SBI Macarena	Q1-16	82,000	Hudong-Zhonghua (Group) Co., Ltd.
14	Hull S1735A—TBN SBI Parapara	Q2-16	82,000	Hudong-Zhonghua (Group) Co., Ltd.
15	Hull S1736A—TBN SBI Mazurka	Q2-16	82,000	Hudong-Zhonghua (Group) Co., Ltd.
16	Hull S1230—TBN SBI Lambada	Q3-15	82,000	Hudong-Zhonghua (Group) Co., Ltd.
17	Hull S1232—TBN SBI Swing	Q2-16	82,000	Hudong-Zhonghua (Group) Co., Ltd.
18	Hull S1233—TBN SBI Jive	Q3-16	82,000	Hudong-Zhonghua (Group) Co., Ltd.

	Kamsarmax NB DWT		1,478,000

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

Ultramax Vessels

	Vessel Name	Expected Delivery(1)	DWT	Shipyard
1	Hull 1907—TBN SBI Hera	Q2-16	60,200	Mitsui Engineering & Shipbuilding Co., Ltd.
2	Hull 1906—TBN SBI Zeus	Q2-16	60,200	Mitsui Engineering & Shipbuilding Co., Ltd.
3	Hull 1911—TBN SBI Poseidon	Q2-16	60,200	Mitsui Engineering & Shipbuilding Co., Ltd.
4	Hull 1912—TBN SBI Apollo	Q2-16	60,200	Mitsui Engineering & Shipbuilding Co., Ltd.
5	Hull S870—TBN SBI Echo	Q2-15	61,000	Imabari Shipbuilding Co., Ltd.
6	Hull S871—TBN SBI Tango	Q3-15	61,000	Imabari Shipbuilding Co., Ltd.
7	Hull S-A098—TBN SBI Achilles	Q4-15	61,000	Imabari Shipbuilding Co., Ltd.
8	Hull S-A089—TBN SBI Cronos	Q4-15	61,000	Imabari Shipbuilding Co., Ltd.
9	Hull S-A090—TBN SBI Hermes	Q1-16	61,000	Imabari Shipbuilding Co., Ltd.
10	Hull NE182—TBN SBI Maia	Q3-15	61,000	Nantong COSCO KHI Ship Engineering Co. Ltd.
11	Hull NE183—TBN SBI Hydra	Q3-15	61,000	Nantong COSCO KHI Ship Engineering Co. Ltd.
12	Hull NE194—TBN SBI Hyperion	Q2-16	61,000	Nantong COSCO KHI Ship Engineering Co. Ltd.
13	Hull NE195—TBN SBI Tethys	Q2-16	61,000	Nantong COSCO KHI Ship Engineering Co. Ltd.
14	Hull DE019—TBN SBI Lyra	Q2-15	61,000	Dalian COSCO KHI Ship Engineering Co. Ltd.
15	Hull DE020—TBN SBI Subaru	Q2-15	61,000	Dalian COSCO KHI Ship Engineering Co. Ltd.
16	Hull DE021—TBN SBI Ursa	Q3-15	61,000	Dalian COSCO KHI Ship Engineering Co. Ltd.
17	Hull CX0651—TBN SBI Pegasus	Q3-15	64,000	Chengxi Shipyard Co. Ltd.
18	Hull CX0652—TBN SBI Orion	Q4-15	64,000	Chengxi Shipyard Co. Ltd.
19	Hull CX0612—TBN SBI Thalia	Q4-15	64,000	Chengxi Shipyard Co. Ltd.
20	Hull CX0653—TBN SBI Hercules	Q1-16	64,000	Chengxi Shipyard Co. Ltd.
21	Hull CX0627—TBN SBI Perseus	Q1-16	64,000	Chengxi Shipyard Co. Ltd.
22	Hull CX0654—TBN SBI Kratos	Q1-16	64,000	Chengxi Shipyard Co. Ltd.
23	Hull CX0655—TBN SBI Samson	Q2-16	64,000	Chengxi Shipyard Co. Ltd.
24	Hull CX0613—TBN SBI Phoebe	Q3-16	64,000	Chengxi Shipyard Co. Ltd.
25	Hull CX0656—TBN SBI Phoenix	Q3-16	64,000	Chengxi Shipyard Co. Ltd.

	Ultramax NB DWT		1,548,800

	Total Newbuild DWT		6,266,800

(1)	Expected delivery date relates to quarter during which each vessel is currently expected to be delivered from the shipyard.

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

7.     Assets Held for Sale

In March 2015, the Company reached agreement with a shipyard in South Korea to modify existing newbuilding contracts for three Capesize vessels. The three contracts, two for vessels scheduled for delivery during the first quarter of 2016 and one for a vessel scheduled for delivery during the second quarter of 2016, will now provide for the construction of three LR1 product tankers, two of which will be scheduled for delivery during the second quarter of 2017 and one during the third quarter of 2017.

As of March 31, 2015 the Company classified the three LR1 newbuilding product tankers and one Kamsarmax newbuilding vessel as held for sale, for which a write down on assets held for sale of $30,714 was recorded, reflective of these sales.

The Company has classified these contracts for 11 vessels as assets held for sale as of March 31, 2015. Assets held for sale was $99,765 and $43,781 as of March 31, 2015 and December 31, 2014, respectively, and represents the proceeds expected to be realized from the sale of these contracts. The Company recorded a write down on assets held for sale aggregating $31,752 for the three months ended March 31, 2015 which includes (i) the amount by which balances in vessels under construction for these contracts exceeded the selling prices of the contracts net of remaining installments yet to be made under the contracts, including modifications to contract prices of the three LR1 product tanker contracts, and (ii) costs expected to be incurred to suppliers relating to the cancellation of orders for the purchase of components that would have been used in the construction of the Capesize vessels prior to their modification.

In December 2014, the Company (i) reached agreements with shipyards in South Korea and Romania to modify six newbuilding contracts for Capesize bulk carriers into newbuilding contracts for LR2 product tankers, (ii) reached an agreement to sell four of these LR2 newbuilding contracts to Scorpio Tankers Inc., a related party, and (iii) granted options to Scorpio Tankers Inc. to purchase the two remaining LR2 newbuilding contracts.

The sale price for each of the four LR2 newbuilding contracts is $51,000. The two option contracts, which expire on May 31, 2015, may be exercised by Scorpio Tankers Inc. for a fixed purchase price of $52,500 for each contract.

Also in December 31, 2014, the Company entered into an agreement to sell one Kamsarmax newbuilding drybulk vessel for approximately $30,650. The vessel is currently being constructed at Tsuneishi Group (Zhoushan) Shipbuilding Inc., and has an expected delivery date in the third quarter of 2015.

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

A summary of assets held for sale is as follows:

	Vessel Name	Expected Delivery(1)	DWT	Shipyard
1	Hull S3120—TBN SBI Parejo	Q3-16	115,000	Sungdong Shipbuilding & Marine Engineering Co., Ltd.
2	Hull S3121—TBN SBI Tuscamina	Q3-16	115,000	Sungdong Shipbuilding & Marine Engineering Co., Ltd.
3	Hull H5023—TBN SBI Panatela	Q4-16	112,000	Daewoo Mangalia Heavy Industries S.A.
4	Hull H5024—TBN SBI Robusto	Q1-17	112,000	Daewoo Mangalia Heavy Industries S.A.
5	Hull H.5003—TBN SBI Macanudo	Q1-16	115,000	Daehan Shipbuilding Co., Ltd.
6	Hull H.5004—TBN SBI Cuaba	Q2-16	115,000	Daehan Shipbuilding Co., Ltd.

	Total LR2 HFS DWT		684,000
1	Hull S3122—TBN SBI Lonsdale	Q2-17	74,500	Sungdong Shipbuilding & Marine Engineering Co., Ltd.
2	Hull S3123—TBN SBI Partagas	Q2-17	74,500	Sungdong Shipbuilding & Marine Engineering Co., Ltd.
3	Hull S3124—TBN SBI Toro	Q3-17	74,500	Sungdong Shipbuilding & Marine Engineering Co., Ltd.

	Total LR1 HFS DWT		223,500
1	Hull SS164—TBN SBI Salsa	Q3-15	81,600	Tsuneishi Group (Zhoushan) Shipbuilding Inc.
2	Hull SS179—TBN SBI Merengue	Q1-16	81,600	Tsuneishi Group (Zhoushan) Shipbuilding Inc.

	Total Kamsarmax HF DWT		163,200

	Total HFS DWT		1,070,700

(1)	Expected delivery date relates to quarter during which each vessel is currently expected to be delivered from the shipyard.

8.     Commitment and Contingencies

As of March 31, 2015, the Company’s estimated commitments through the expected delivery dates of the 61 vessels under construction aggregate approximately $1,504,564, which will be payable as follows:

2015	$840,930
2016	663,634

$1,504,564

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

As of March 31, 2015, the Company’s estimated commitments for the 11 vessels under construction classified as assets held for sale through the expected delivery dates aggregate approximately $389,989, which will be payable as follows:

2015	$73,150
2016	223,530
2017	93,309

$389,989

As of March 31, 2015, we had a cash balance of $146,962 to fund these future newbuilding commitments; however, a significant portion of our remaining commitments are currently unfunded. If we are not able to borrow additional funds, raise other capital or utilize available cash on hand, we may not be able to acquire these newbuilding vessels, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

During the three months ended March 31, 2015 the Company incurred charterhire expense of $16,023. As of March 31, 2015, the Company had time chartered-in 13 drybulk vessels. The future estimated minimum charterhire payments for the 12 vessels on fixed dollar amount time charters, excluding the vessel time chartered-in at a rate based on an index and excluding optional periods, are as follows:

2015	$37,272
2016	31,514
2017	9,978
2018	378

$79,142

Time chartered-in vessels

The Company has agreed to time charter-in 13 drybulk vessels. The terms of the time charter-in contracts are summarized as follows:

Vessel Type	Year Built	DWT	Where Built	Daily Base Rate	Earliest Expiry
Post-Panamax	2012	98,700	China	$13,000	15-Oct-16(1)
Post-Panamax	2009	93,000	China	See Note (2)	09-Jun-15(2)
Post-Panamax	2011	93,000	China	$9,500	11-Aug-15(3)
Kamsarmax	2014	82,500	South Korea	$12,000	23-Jul-15(4)
Kamsarmax	2012	82,000	South Korea	$15,500	23-Jul-17(5)
Kamsarmax	2011	81,500	South Korea	$15,000	15-Jan-16(6)
Panamax	2004	77,500	China	$14,000	03-Jan-17(7)
Panamax	2014	76,000	China	See Note (8)	19-Jun-15(8)
Ultramax	2010	61,000	Japan	$14,200	01-Apr-17(9)
Supramax	2010	58,000	China	$14,250	12-Dec-15(10)
Supramax	2008	58,000	China	$12,250	13-Jun-16(11)
Supramax	2015	55,000	Japan	$14,000	27-Jan-18(12)
Handymax	2002	48,500	Japan	$12,000	31-Jan-17(13)

Aggregate TC DWT		964,700

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

(1)	This vessel has been time chartered-in for 21 to 25 months, with such term to be determined at the Company’s option at $13,000 per day. The Company has the option to extend this time charter for one year at $14,000 per day. The vessel was delivered February 22, 2015.
(2)	This vessel has been time chartered-in for ten to 14 months at the Company’s option at a rate of 90% of the Baltic Panamax 4TC Index. The Company has the option to extend this time charter for an additional ten to 14 months at the same rate of hire. The vessel was delivered on July 9, 2014.
(3)	This vessel has been time chartered-in for 11 to 13 months, with such term to be determined at the Company’s option at $9,500 per day. The Company has the option to extend this time charter for one year at $11,500 per day. The vessel was delivered on September 11, 2014.
(4)	This vessel has been time chartered-in for 11 to 14 months, with such term to be determined at the Company’s option at $12,000 per day. The Company has the option to extend this time charter for one year. The vessel was delivered on August 22, 2014.
(5)	This vessel has been time chartered-in for 39 to 44 months, with such term to be determined at the Company’s option at $15,500 per day. The Company has the option to extend this time charter for one year at $16,300 per day. The vessel was delivered on April 23, 2014.
(6)	This vessel has been time chartered-in for 23 to 28 months, with such term to be determined at the Company’s option at $15,000 per day. The Company has the option to extend the charter for an additional 11 to 13 months at $16,000 per day. The vessel was delivered on February 15, 2014.
(7)	This vessel has been time chartered-in for 32 to 38 months, at the Company’s option at $14,000 per day. The vessel was delivered on May 3, 2014.
(8)	This vessel has been time chartered-in for ten to 13 months, with at the Company’s option at $5,000 per day for the first 40 days and $10,000 per day thereafter. The Company has the option to extend the charter for an additional year. The vessel was delivered on August 10, 2014.
(9)	This vessel has been time chartered-in for three years at $14,200 per day. The Company has options to extend the charter for up to three consecutive one year periods at $15,200 per day, $16,200 per day and $17,200 per day, respectively. The vessel was delivered on April 13, 2014.
(10)	This vessel has been time chartered-in for 20 to 24 months, with such term to be determined at the Company’s option at $14,250 per day. The Company has the option to extend the charter for an additional ten to 12 months at $14,850 per day. The vessel was delivered on April 12, 2014.
(11)	This vessel has been time chartered-in for 21 to 25 months, with such term to be determined at the Company’s option at $12,250 per day. The Company has the option to extend this time charter for one year at $13,000 per day. The vessel was delivered on September 13, 2014.
(12)	This vessel has been time chartered-in for three years at $14,000 per day. The Company has options to extend the charter for up to two consecutive one year periods at $15,000 per day and $16,000 per day, respectively. The vessel was delivered January 27, 2015.
(13)	This vessel has been time chartered-in for 34 to 37 months, with such term to be determined at the Company’s option at $12,000 per day. The Company has options to extend the charter for up to three consecutive one year periods at $12,750 per day, $13,600 per day and $14,800 per day, respectively. The vessel was delivered on March 31, 2014.

The following table sets forth the Company’s total contractual obligations at March 31, 2015 that are not shown elsewhere in the notes to consolidated financial statements:

	Year ending December 31,
	2015 *	2016	2017	2018	2019	Thereafter	Total
Interest payments(1)	$7,103	$8,811	$8,513	$8,243	$6,017	$2,159	$40,846
Commitment fees(2)	6,501	1,295	—	—	—	—	7,796
Commercial management fee(3)	657	876	—	—	—	—	1,533
Technical management fee(4)	1,200	1,600	—	—	—	—	2,800

	$15,461	$12,582	$8,513	$8,243	$6,017	2,159	$52,975

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

*	Represents the period from April 1, 2015 to December 31, 2015.
(1)	Represents the interest payments on outstanding balances of Senior Notes at 7.5% per annum and bank loans, for which the LIBOR rate in effect as of March 31, 2015 ranged from 0.2356% to 0.2706% plus a margin ranging from 2.0% to 3.0%.
(2)	Represents the commitment fees we will pay under our five credit facilities at March 31, 2015 on which we are incurring commitment fees (as defined in Note 12, the $67.5 Million Senior Secured Credit Facility, the $330.0 Million Senior Secured Credit Facility, the $409.0 Million Senior Secured Credit Facility, the $42 Million Senior Secured Credit Facility and the $240.264 Million Credit Facility ). Such fees are calculated on the undrawn portion of these credit facilities and assume that the committed amount of each vessel will be drawn when the vessel collateralizing the credit facility is delivered from the shipyards.
(3)	Represents the commercial management fee we pay to SCM of $300 per day for each vessel that we own based on the eight vessels we owned as of March 31, 2015.
(4)	Represents the annual technical management fee we pay to SSM of $200,000 per vessel that we own based on the eight vessels we owned as of March 31, 2015.

9.     Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following:

	March 31, 2015	December 31, 2014
Accounts payable	$4,279	$7,934
Accrued operating	2,226	6,111
Accrued administrative	2,453	1,766

	$8,958	$15,811

Accrued operating relates to obligations arising from operation of the Company’s owned and chartered-in vessels and construction of the Company’s fleet, such as operating costs and installments on Vessels under construction. Accrued administrative relates to obligations that are corporate or financing in nature, such as payroll, professional fees, interest and commitment fees.

10.     Common Shares

On March 20, 2013, the Company issued 1,500 common shares in connection with its formation.

Between July 1, 2013 and July 16, 2013, the Company issued and sold 31,250,000 common shares, par value $0.01 per share, for net proceeds of $242,800.

On September 24, 2013, the Company issued and sold an additional 33,400,000 common shares for net proceeds of $290,490, as denominated in Norwegian kroner (NOK) as of that date, in Norwegian private placement transactions exempt from registration under the Securities Act. As of September 24, 2013, the Company recorded a receivable from shareholders of $289,956, denominated in NOK, which was not paid until October 2013 when the Company received $288,822 in full settlement of that receivable. The $1,134 difference between the amount initially recorded as a shareholder receivable and the amount subsequently collected was attributable to a change in exchange rate and recorded as foreign exchange loss on the Company’s consolidated statement of operations.

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

In November 2013, the Company received $291,000 of proceeds from the sale of 32,590,411 common shares that had been consummated in October 2013 in a Norwegian private transaction exempt from registration under the Securities Act.

On December 17, 2013, the Company received $284,018 of proceeds from the sale of 31,300,000 common shares in its initial public offering.

In January 2014, the underwriters in the Company’s initial public offering, which closed on December 17, 2013, exercised in full their option to purchase an additional 4,695,000 common shares at the public offering price of $9.75 per share. The sale of these common shares resulted in net proceeds to the Company of approximately $42,345, after deducting underwriters’ discounts and commissions.

During the third quarter of 2014, the Company issued a total of 52,394 shares to Scorpio Services Holding Limited, or SSH, pursuant to the Administrative Services Agreement relating to two Kamsarmax Vessels delivered under our Newbuilding program (See Note 15). The aggregate value of these shares was $500.

On November 20, 2014 the Company issued 40,000,000 Common shares through a Securities Purchase Agreement with certain institutional investors for the private placement of shares of its common stock, par value $0.01 per share for $150,000. Of this share issuance, SSH acquired 4,000,000 shares for $15,000.

During the first quarter of 2015, the Company issued a total of 171,244 shares to SSH pursuant to the Administrative Service Agreement relating to the delivery of one Capesize Vessel, one Kamsarmax Vessel and four Ultramax Vessels delivered. The aggregate value of these shares was $332.

As of March 31, 2015 we have:

•	180,470,939 common shares outstanding, the $0.01 par value of which is recorded as common stock of $1,805.

•

Paid-in capital of $1,327,446 which substantially represents the excess of net proceeds from common stock issuances over the par value as well as the amount of cumulative restricted stock amortization.

11.     Equity Incentive Plan

Our board of directors has adopted an equity incentive plan, which we refer to as the Equity Incentive Plan, under which directors, officers and employees of us and our subsidiaries, as well as employees of affiliated companies are eligible to receive incentive stock options and non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and unrestricted common shares. As of March 31, 2015 we reserved a total of 7,012,391 common shares, for issuance under the Equity Incentive Plan, subject to adjustment for changes in capitalization as provided in the Equity Incentive Plan. Our Equity Incentive Plan is administered by our Compensation Committee.

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

Under the terms of the plan, stock options and stock appreciation rights granted under the plan will have an exercise price equal to the fair market value of a common share on the date of grant, unless otherwise determined by the plan administrator, but in no event will the exercise price be less than the fair market value of a common share on the date of grant. Options and stock appreciation rights will be exercisable at times and under conditions as determined by the plan administrator, but in no event will they be exercisable later than ten years from the date of grant.

The plan administrator may grant shares of restricted stock and awards of restricted stock units subject to vesting, forfeiture and other terms and conditions as determined by the plan administrator.

Adjustments may be made to outstanding awards in the event of a corporate transaction or change in capitalization or other extraordinary event. In the event of a “change in control” (as defined in the plan), unless otherwise provided by the plan administrator in an award agreement, awards then outstanding will become fully vested and exercisable in full.

Our board of directors may amend or terminate the plan and may amend outstanding awards, provided that no such amendment or termination may be made that would materially impair any rights, or materially increase any obligations, of a grantee under an outstanding award. Shareholder approval of plan amendments will be required under certain circumstances. Unless terminated earlier by our board of directors, the plan will expire ten years from the date the plan is adopted.

On September 30, 2013, we granted an aggregate of 2,775,000 restricted shares to officers and employees. Of this total, 1,395,000 restricted shares vest in three equal installments on July 27, 2015, July 27, 2016 and July 27, 2017. The remaining 1,380,000 restricted shares vest in three equal installments on September 30, 2015, September 30, 2016 and September 30, 2017. The aggregate fair value of these awards is $26,918, which will be amortized as stock-based compensation expense, a component of general and administrative expense, over the vesting periods of each grant.

On November 6, 2013, we granted 1,380,000 restricted shares to officers and employees of the Company. These restricted shares vest in three equal installments on November 6, 2015, November 6, 2016 and November 6, 2017. The fair value of these awards was $13,289, which will be amortized as stock-based compensation expense, a component of general and administrative expense, over the vesting periods of each grant.

On December 17, 2013, we granted 707,020 restricted shares to officers, members of the board of directors and employees of the Company. Of these restricted shares, 617,020 restricted shares vest in three equal installments on December 17, 2015, December 17, 2016 and December 17, 2017 and 90,000 restricted shares vest in three equal installments on December 17, 2014, December 17, 2015 and December 17, 2016. The fair value of these awards was $6,780, which will be amortized as stock-based compensation expense, a component of general and administrative expense, over the vesting periods of each grant.

On February 21, 2014, we granted 2,080,370 restricted shares to officers, members of the board of directors, employees of the Company and certain employees of the Scorpio Group (see

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

Note 15). Of these restricted shares, 1,990,370 restricted shares vest in three equal installments on February 21, 2016, February 21, 2017 and February 21, 2018 and 90,000 restricted shares vest in three equal installments on February 21, 2015, February 21, 2016 and February 21, 2017. The fair value of these awards was $19,410, which will be amortized as stock-based compensation expense, a component of general and administrative expense, over the vesting periods of each grant.

On May 20, 2014, we granted 68,000 restricted shares to certain employees of the Scorpio Group. These restricted shares vest in three equal installments on February 21, 2016, February 21, 2017 and February 21, 2018. The fair value of these awards was $590, which will be amortized as stock-based compensation expense, a component of general and administrative expense, over the vesting periods of each grant.

A summary of activity for restricted stock awards during the three months ended March 31, 2015:

	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding and nonvested, December 31, 2014	6,980,390	9.56
Granted	—	—
Vested	(30,000)	9.33
Forfeited	—	—

Outstanding and nonvested, March 31, 2015	6,950,390	$9.56

The following table summarizes the amortization, which will be included in general and administrative expenses, of all of the Company’s restricted stock grants as of March 31, 2015:

Restricted Stock Grant Date:

	2015 *	2016	2017	2018	Total
September 30, 2013	$5,970	$4,330	$1,506	$—	$11,806
November 6, 2013	3,280	2,367	940	—	6,587
December 18, 2013	1,748	1,221	474	—	3,443
February 21, 2014	5,226	4,172	1,854	220	11,472
May 20, 2014	177	140	62	7	386

Total by year	$16,401	$12,230	$4,836	$227	$33,694

*	Represents the period from April 1, 2015 to December 31, 2015.

For the three months ended March 31, 2015 and 2014 we incurred $6,064 and $5,079, respectively, of compensation cost relating to the amortization of restricted stock awards.

As of March 31, 2015, unrecognized compensation cost of $33,694 relating to nonvested stock will be recognized over the weighted average period of 1.17 years.

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

12.     Debt

The Company’s long-term debt consists of Senior Notes and bank loans, summarized as follows:

	March 31, 2015	December 31, 2014
Senior Notes	$73,625	$73,625

Bank Loans:
$39.6 Million Credit Facility	$32,725	$33,550
$408.976 Million Credit Facility	14,988	—
$330 Million Credit Facility	45,000	—
$42 Million Credit Facility	20,308	—
$26 Million Credit Facility	26,000	—

	139,021	33,550

Less: Current portion	(35,428)	(3,300)

	$103,593	$30,250

The future principal repayments under the Company’s long-term debt over the next five years is as follows:

	2015*	2016	2017	2018	2019	Thereafter	Total
Senior Notes	$—	$—	$—	$—	$73,625	$—	73,625
$39.6 Million Credit Facility	2,475	3,300	2,260	2,260	22,430	—	32,725
$408.976 Million Credit Facility	749	999	999	999	999	10,243	14,988
$330 Million Credit Facility	2,813	3,750	3,750	3,750	3,750	27,187	45,000
$42 Million Credit Facility	1,034	1,378	1,378	1,378	1,378	13,762	20,308
$26 Million Credit Facility	26,000	—	—	—	—	—	26,000

Total	$33,071	$9,427	$8,387	$8,387	$102,182	$51,192	$212,646

*	Represents the period from April 1, 2015 to December 31, 2015.

Unsecured Senior Notes

On September 22, 2014, the Company issued $65,000 in aggregate principal amount of 7.5% Senior Notes due September 2019 (the “Senior Notes”) and on October 16, 2014 the Company issued an additional $8,625 aggregate principal amount of Senior Notes when the underwriters partially exercised their option to purchase additional Senior Notes on the same terms and conditions.

All terms mentioned are defined in the indenture.

The Senior Notes will mature on September 15, 2019 and bear interest at a rate of 7.5% per year, payable quarterly on each March 15, June 15, September 15 and December 15, commencing on December 15, 2014. The Senior Notes are redeemable at the Company’s option in whole or in part, at any time on or after September 15, 2016 at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

The Senior Notes are our senior unsecured obligations and rank equally with all of our existing and future senior unsecured and unsubordinated debt and are effectively subordinated to our existing and future secured debt, to the extent of the value of the assets securing such debt, and will be structurally subordinated to all existing and future debt and other liabilities of our subsidiaries. No sinking fund is provided for the Senior Notes. The Senior Notes were issued in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof and are listed on the New York Stock Exchange under the symbol “SLTB.“ The Senior Notes require us to comply with certain covenants, including financial covenants; restrictions on consolidations, mergers or sales of assets and prohibitions on paying dividends or returning capital to equity holders if a covenant breach or an event of default has occurred or would occur as a result of such payment. If the Company undergoes a change of control, holders may require us to repurchase for cash all or any portion of their notes at a change of control repurchase price equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the change of control purchase date.

The financial covenants include:

•	Net borrowings shall not equal or exceed 70% of total assets.

•	Net worth shall always exceed $500,000.

The outstanding balance at March 31, 2015 was $73,625, which is classified as long-term, and we were in compliance with the financial covenants relating to the Senior Notes as of that date.

Secured Credit Facilities

As of March 31, 2015, the Company has eight credit agreements in place, which are collateralized by certain of the Company’s vessels.

On June 27, 2014, the Company signed a $39,600 loan agreement (the “$39.6 Million Facility”) which will be used to finance a portion of the market value of two Kamsarmax vessels which have been delivered to the Company as of December 31, 2014. The Company was permitted to draw down in two tranches of $19,800, one for each vessel, against which the Company drew down an aggregate of $33,550 in November 2014. The remaining $6,050 is no longer available to be drawn down upon. This facility, which is secured by those two Kamsarmax vessels with an aggregate carrying value of $66,015 as of March 31, 2015, bears interest at LIBOR plus a margin of 2.925% per annum, bore a commitment fee of 1.17% per annum through November 2014 on the undrawn portion of the facility, and matures on June 27, 2019. Quarterly principal repayments for each tranche are $413 for the first eight installments and $283 thereafter with the balance due at maturity. Principal installments under the $39.6 Million Facility in 2015, 2016, 2017, 2018 and 2019 are $2,475, $3,300, $2,260, $2,260 and $22,430, respectively.

On July 29, 2014, the Company signed a $330,000 (the “$330 Million Facility) loan agreement which will be used to finance a portion of the contract price of 16 Ultramax and six Kamsarmax vessels currently under construction for delivery in 2015 and 2016. This facility, which is secured by those vessels, bears interest at LIBOR plus a margin of 2.925% per annum, bears a commitment fee of 1.17% per annum on the undrawn portion of the facility, and matures on July 29, 2021.

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

The Company may draw down in 22 tranches of up to $15,000, one for each vessel. For each tranche, repayment is to be made in quarterly installments with the balance due on the maturity date. For each tranche, repayment is to be made in quarterly installments of $313, with the balance due on the maturity date. Principal payments under the $330 Million Facility in 2015, 2016, 2017, 2018, 2019 and thereafter are $2,813, $3,750, $3,750, $3,750, $3,750 and $27,187 respectively.

On July 30, 2014, the Company signed a loan agreement for up to $67,500 (the “$67.5 Million Facility”) which will be used to finance a portion of the contract price of two Ultramax and two Kamsarmax vessels currently under construction for delivery in 2015 and 2016. This facility, which is secured by those vessels, bears interest at LIBOR plus a margin of 2.95% per annum, bears a commitment fee of 1.25% per annum on the undrawn portion of the facility, and each tranche matures on earlier of seven years from its drawdown or December 31, 2023.

Under the $67.5 Million Facility, the Company may draw down tranches of up to $16,350 for each of the two Ultramax vessels and up to $17,400 for each of the two Kamsarmax vessels. For each tranche, repayment is to be made in quarterly installments with the balance due on the maturity date. For the Ultramax tranches, installments are made in 28 quarterly payments of $292 with a balloon installment of $8,174 due with the 28th installment. For the Kamsarmax tranches, installments are made in 28 quarterly payments of $311 with a balloon installment of $8,692 due with the 28th installment.

On December 30, 2014, the Company signed a $408,976 senior secured loan facility with two leading European financial institutions (the “$409.0 Million Facility”). The proceeds of this facility are expected to finance a portion of the purchase price of 20 of the vessels in our Newbuilding Program (six Ultramax, nine Kamsarmax, and five Capesize vessels) with expected deliveries in 2015 and 2016. This facility has a six year term with customary financial and restrictive covenants, and interest at LIBOR plus a margin of 3.00% and has a term of six years. This facility is secured by, among other things, a first preferred mortgage on each of the 20 newbuilding vessels and guaranteed by each of the collateral vessel owning subsidiaries. Principal payments under the $409.0 Million Facility in 2015, 2016, 2017, 2018, 2019 and thereafter are $749, $999, $999, $999, $999 and $10,243, respectively.

On January 15, 2015, the Company signed a loan agreement for up to $411,264 (the “$411.264 Million Facility”), which was subsequently reduced on March 26, 2015 by $171,000 to $240,264 (the “$240.264 Million Facility”) due to the removal from financing under this facility of five Capesize newbuilding vessels that we have agreed to convert into product tankers. The proceeds will be used to finance a portion of the contract price of seven Capesize vessels currently under construction. This facility is secured by, among other things, a first preferred mortgage on the seven Capesize newbuilding vessels and guaranteed by each of the collateral vessel owning subsidiaries. Portions of this facility bear interest at LIBOR plus an applicable margin of between 1.90% and 2.95% and a portion has a fixed coupon of 6.25%. This facility matures six years from the delivery of the final vessel securing the facility, and in certain circumstances, the facility matures 12 years after the delivery of each financed vessel. In the statement of operations as of March 31, 2015, we incurred a write off of $3,530 of a portion of deferred financing costs accumulated on this credit facility for which the commitment was reduced pursuant to the removal from the facility of certain vessels that have been classified as held for sale.

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

On January 30, 2015, the Company signed a loan agreement for up to $42,000 (the “$42 Million Facility”) which will be used to finance a portion of the contract price of two Kamsarmax vessels of which one Kamsarmax vessel was delivered in January 2015 and one Kamsarmax vessel is currently under construction. The facility may be drawn in two tranches of up to $21,000, with quarterly payments of $355 per tranche and a balloon payment of $12,132 payable at the maturity date. Each tranche has a maturity of six years from the date of the respective vessel delivery from the yard. This facility bears interest at LIBOR plus a margin of 2.80%. This facility is secured by, among other things, a first preferred mortgage on the two Kamsarmax newbuilding vessels and guaranteed by each of the collateral vessel owning subsidiaries. Principal payments under the $42 Million Facility in 2015, 2016, 2017, 2018, 2019 and thereafter are $1,034, $,1,378, $1,378, $1,378, $1,378 and $13,762, respectively.

On February 27, 2015, the Company signed a loan agreement for up to $26,000 (the “$26 Million Facility”) with ABN AMRO Bank N.V., the Netherlands. The proceeds of this facility are expected to be used to finance a portion of the purchase price of one Capesize vessel, which was delivered to us during the first quarter of 2015. This facility matures at the earlier of (a) the date falling six months after the drawdown date; and (b) the date ten business days after the date on which the Chinese Ministry of Finance has approved insurance coverage to be provided by the China Export & Credit Insurance Corporation, or Sinosure, with respect to our $230,325 Credit Facility (see Note 17) and drawings can be made under such facility. This facility bears interest at LIBOR plus an initial margin of 2.00% with monthly step ups of 0.25% until a margin of 3.25% is reached. This facility is secured by, among other things, a first preferred mortgage on the Capesize newbuilding vessel and a parent company guarantee.

On March 2, 2015, the Company signed a loan agreement for up to $19,800 (the “$19.8 Million Facility”). The facility was previously announced as a $39,600 credit facility, that has now been reduced to a size of $19,800 due to the removal of the financing on one Kamsarmax vessel which we have classified as held for sale. The facility was arranged by ABN AMRO Bank N.V., the Netherlands, with insurance cover provided from Sinosure. The proceeds of this facility are expected to be used to finance a portion of the purchase price of one Kamsarmax vessel currently under construction at Tsuneishi with expected delivery during the first quarter of 2016. The facility matures ten years from the date of delivery of the vessel and bears interest at LIBOR plus a margin of 2.50%. This facility is secured by, among other things, a first priority mortgage on one Kamsarmax newbuilding vessel and a parent company guarantee.

Each of these eight credit agreements has the following financial covenants that require us to maintain (based on terms defined in the credit agreements:

•	The ratio of net debt to total capitalization no greater than 0.60 to 1.00.

•

Consolidated tangible net worth no less than $500,000 plus (i) 25% of cumulative positive net income (on a consolidated basis) for each fiscal quarter commencing on or after December 31, 2013 and (ii) 50% of the value of any new equity issues occurring on or after December 31, 2013.

•

The ratio of EBITDA to net interest expense calculated on a trailing four quarter basis of greater than 1.00 to 1.00 from the quarter ending September 30, 2015 until and including the quarter ending December 31, 2016, 2.00 to 1.00 for the quarter ending March 31, 2017 until and including the quarter ending December 31, 2017 and 2.50 to 1.00 thereafter.

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

•	Minimum liquidity of not less than the greater of $50,000 or $850 per owned vessel.

•

Maintain a minimum fair value of the collateral for each credit facility, such that the aggregate fair value of the vessels collateralizing the credit facility be at least between 130% to 140%, depending on the credit facility, of the aggregate principal amount outstanding under such credit facility.

Our credit facilities discussed above have, among other things, the following restrictive covenants which would restrict our ability to:

•	incur additional indebtedness;

•	sell the collateral vessel, if applicable;

•	make additional investments or acquisitions;

•	pay dividends, in the event of a default, or if an event of default would occur as a result of the payment of dividends; and

•	effect a change of control of us.

In addition, our credit facilities contain customary events of default, including cross-default provisions.

As of March 31, 2015, we are in compliance with the financial covenants of each of our four credit facilities.

A summary of our outstanding balances and amounts available under our eight credit facilities as of March 31, 2015 is as follows:

	As of March 31, 2015
	Amount outstanding	Amount available
$39.6 Million Credit Facility	$32,725	$—
$408.976 Million Credit Facility	14,988	393,988
$330 Million Credit Facility	45,000	285,000
$42 Million Credit Facility	20,308	21,000
$19.8 Million Credit Facility	—	19,800
$67.5 Million Credit Facility	—	67,500
$240.264 Million Credit Facility	—	240,264
$26 Million Credit Facility	26,000	—

Total available	$139,021	$1,257,877

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

13.     Fair value of financial instruments

The fair values and carrying values of the Company’s financial instruments at March 31, 2015 and December 31, 2014 which are required to be disclosed at fair value, but not recorded at fair value, are noted below.

	March 31, 2015		December 31, 2014
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$146,962	$146,962	$272,673	$733,896
Due from related parties	44,841	44,841	47,678	47,678
Prepaid expenses and other current assets	2,716	2,716	3,872	3,872
Assets held for sale	99,765	99,765	43,781	43,781
Financial liabilities:
Accounts payable and accrued expenses	$8,958	$8,958	$15,811	$15,811
Due to related parties	1,296	1,296	1,231	1,231
Bank loans	139,021	139,021	33,550	33,550
Senior Notes	73,625	68,471	73,625	57,133

ASC Subtopic 820-10, Fair Value Measurements & Disclosures, applies to all assets and liabilities that are being measured and reported on a fair value basis. This guidance enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The fair value framework requires the categorization of assets and liabilities into three levels based upon the assumptions (inputs) used to price the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3 requires significant management judgment. The three levels are defined as follows:

Level 1-Valuations based on quoted prices in active markets for identical instruments that the Company is able to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these instruments does not entail a significant degree of judgment.

Level 2-Valuations based on quoted prices in active markets for instruments that are similar, or quoted prices in markets that are not active for identical or similar instruments, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3-Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Cash and cash equivalents are considered Level 1 items as they represent liquid assets with short-term maturities. The fair value of bank loans is estimated based on current rates offered to the Company for similar debt of the same remaining maturities. The carrying value approximates the fair market value for the variable rate loans.

The Senior Notes are publicly traded on the New York Stock Exchange and are considered a Level 1 item. The carrying amounts of the Company’s other financial instruments at March 31, 2015 and December 31, 2014 (principally balances with related parties, Prepaid expenses and

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

other current assets and Accounts payable and accrued expenses) approximate fair values because of the relatively short maturity of these instruments. The carrying value of amounts Due from related parties classified as noncurrent assets represents working capital balances due from the Scorpio Kamsarmax Pool and Scorpio Ultramax Pool (see Note 15) which are known amounts of cash withheld by from pool distributions which approximate fair value.

The fair value of Assets held for sale (see Note 7) was determined based on the selling price, net of estimated costs to sell, of such assets based on contracts negotiated in March 2015 and December 2014, are considered to be Level 3 items. The following table summarizes the valuation of assets measured on a nonrecurring basis:

	March 31, 2015		December 31, 2014
	Total	Significant Unobservable Inputs (Level 3)	Total	Significant Unobservable Inputs (Level 3)
Assets held for sale	$99,765	$99,765	$43,781	$43,781

14.     General and Administrative Expenses

General and administrative expense was $8,481 and $6,897 for the three months ended March 31, 2015 and 2014, respectively. Such amount included $6,064 and $5,079 of restricted stock amortization (noncash) for the three months ended March 31, 2015 and 2014, respectively. The balance was primarily for payroll, directors’ fees, professional fees and insurance.

15.     Related Party Transactions

Our Co-Founder, Chairman and Chief Executive Officer, Mr. Emanuele Lauro, is a member of the Lolli-Ghetti family, which in 2009 founded Scorpio Tankers Inc. (NYSE: “STNG”), or Scorpio Tankers, a large international shipping company engaged in seaborne transportation of refined petroleum products, of which Mr. Lauro is currently the Chairman and Chief Executive Officer. The Lolli-Ghetti family also owns and controls the Scorpio Group, which includes Scorpio Ship Management S.A.M., or SSM, which provides us with vessel technical management services, Scorpio Commercial Management S.A.M., or SCM, which provides us with vessel commercial management services, Scorpio Services Holding Limited, or SSH, which provides us and other related entities with administrative services and services related to the acquisition of vessels and Scorpio UK Limited, or SUK which provides us with chartering services. Our Co-Founder, President and Director, Mr. Robert Bugbee is also the President and a Director of Scorpio Tankers, and has a senior management position at the Scorpio Group. SSM and SCM also provide technical and commercial management services to Scorpio Tankers as well as unaffiliated vessel owners.

We entered into an Administrative Services Agreement with SSH, a party related to us, for the provision of administrative staff, office space and accounting, legal compliance, financial and information technology services. SSH also arranges vessel sales and purchases for us. The services provided to us by SSH may be sub-contracted to other entities within the Scorpio Group. We have begun incurring costs to SSH which will increase as the vessels in our Newbuilding Program are delivered to us.

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UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

Pursuant to the Administrative Services Agreement, we reimburse SSH for the reasonable direct or indirect expenses it incurs in providing us with the administrative services described above and a pro-rata portion of the salary incurred by SSH for an internal auditor. We also pay SSH a fee for arranging vessel acquisitions, including newbuildings, payable in shares of our common stock. The number of shares to be issued was 31,250 shares for each of the first 17 vessels ordered under our Newbuilding Program. For the remaining newbuildings ordered, the number of shares for each vessel ordered was determined by dividing $250,000 by the market value of our common shares based on the volume weighted average price of our common shares over the 30 trading day period immediately preceding the contract date of a definitive agreement to acquire any vessel. For the 61 vessels in our Newbuilding Program, an aggregate of 2,168,741 shares will be issued to SSH, ranging from 25,497 shares to 31,250 shares for each vessel. These shares will be issued to SSH upon the delivery of each vessel(or, in the case of a vessel disposal prior to delivery at the time such disposal completes). Of this total, we issued 171,244 shares of our commons stock to SSH for the six vessels delivered during the first quarter of 2015 and 52,394 shares of our common stock to SSH for the two vessels delivered to us in 2014. In addition, SSH has agreed with us not to own any drybulk carriers greater than 30,000 dwt for so long as the Administrative Services Agreement is in full force and effect. This agreement may be terminated by SSH after the third anniversary of our initial public offering upon 12 months’ notice or by us with 24 months’ notice.

During July 2013, we issued and sold 1,250,000 common shares to SSH for $10,000 as part of a series of Norwegian private equity offerings exempt from registration under the Securities Act. These common shares were subject to a contractual lock-up until July 2014. During November 2014, we issued and sold 4,000,000 shares to SSH for $15,000 as part of a private placement transaction.

Our vessels are commercially managed by SCM and technically managed by SSM pursuant to a Master Agreement, which may be terminated by either party upon 24 months’ notice. We expect that additional vessels that we may acquire in the future will also be managed under the Master Agreement or on substantially similar terms.

SCM’s services include securing employment for our vessels in the spot market and on time charters. SCM also manages the Scorpio Group Pools (spot market-oriented vessel pools) which include Scorpio Ultramax Pool and the Scorpio Kamsarmax Pool and will manage the Scorpio Capesize Pool in which we expect our Newbuilding Program will be employed and in which our owned and time chartered-in vessels are employed.

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UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

Transactions with entities controlled by the Lolli-Ghetti family and with Scorpio Tankers (herein referred to as related party affiliates) in the consolidated statement of operations and balance sheet are as follows:

For the three months ended March 31, 2015 and 2014,we had the following balances with related parties, which have been included in the consolidated statement of operations:

	For the three months ended March 31,
	2015	2014
Vessel revenue
Scorpio Kamsarmax Pool(1)	$7,011	$1,584
Scorpio Ultramax Pool(1)	4,426	186
SCM(2)	136	—

Total vessel revenue	$11,573	$1,770

Vessel operating cost:
SSM(3)	$416	$—

General and administrative expense:
SCM(2)	$159	$47
SSM(3)	11	—
SSH(4)	143	—
SUK(5)	154	—

Total general and administrative expense	$467	$47

Write down on assets held for sale
SCM(2)	$2,500	$—
SSM(3)	2,500	—

Total write down on assets held for sale	$5,000	$—

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

At March 31, 2015 and December 31, 2014, we had the following balances with related parties, which have been included in the consolidated balance sheets:

	March 31, 2015	December 31, 2014
Assets
Due from related parties-current:
Scorpio Kamsarmax Pool(1)	$4,226	$8,482
Scorpio Ultramax Pool(1)	1,222	2,460
Scorpio Tankers(6)	31,277	31,277
SSM(3)	159	154

Total due from related parties-current	$36,884	$42,373

Due from related parties non-current:
Scorpio Kamsarmax Pool(1)	$3,396	$3,272
Scorpio Ultramax Pool(1)	4,561	2,033

Total due from related parties non-current	$7,957	$5,305

Liabilities
Due to related parties-current:
SUK(5)	$22	$44
SCM(2)	2,500	—
SSM(3)	3,631	1,131
SSH(4)	143	56
Less balances due to SCM and SSM included in assets held for sale	(5,000)	—

Total due from related parties-current	$1,296	$1,231

(1)	For the three months ended March 31, 2015 and 2014, we earned $7,011 and $1,584, respectively from chartering our owned and chartered-in vessels to the Scorpio Kamsarmax Pool and $4,426 and $186, respectively from chartering our chartered-in vessels to the Scorpio Ultramax Pool. We had balances due from these charterers (primarily consisting of working capital, undistributed earnings and reimbursable costs) which have been classified as current assets of $4,226 and $1,222 from the Scorpio Kamsarmax Pool and the Scorpio Ultramax Pool, respectively, as of March 31, 2015 and $8,482 and $2,460 from the Scorpio Kamsarmax Pool and the Scorpio Ultramax Pool, respectively, as of December 31, 2014 . As of March 31, 2015, there were non-current balances due from these charterers which relate to working capital retained by the pools for member vessels that do not have provisions to exit the pool in the next 12 months of $3,396 and $4,561 for the Scorpio Kamsarmax Pool and Scorpio Ultramax pool, respectively. As of December 31, 2014, there were non-current balances due from these charterers which relate to working capital retained by the pools for member vessels that do not have provisions to exit the pool in the next 12 months of $3,272 and $2,033 for the Scorpio Kamsarmax Pool and Scorpio Ultramax pool, respectively.

The Scorpio Kamsarmax Pool and the Scorpio Ultramax Pool were significant customers for the three months ended March 31, 2015, accounting for 58.0% and 36.1% of our total vessel revenue, respectively.

(2)

For commercial management of any of our vessels that does not operate in one of these pools, we will pay SCM a daily fee of $300 per vessel, plus a 1.75% commission on the gross revenues per charter fixture. Effective November 20, 2014, SCM has agreed to reduce the 1.75% commission to 1.00% until the first day when the closing price of the Company’s common stock is not less than $9.75 per share, adjusted to include all authorized dividends paid on the Company’s share capital, at which time the commission will revert to 1.75%. The Scorpio Ultramax Pool and the Scorpio Kamsarmax Pool participants, including us and third-party owners of similar vessels, pay SCM a pool management fee of $300 per vessel per day, plus a 1.75% commission on the gross revenues per charter fixture. For the three months ended March 31, 2015, we recorded $136 of vessel revenue relating to the reduction in commissions charged to the Scorpio Group Pools pursuant to the decrease of commission SCM receives on gross freight from 1.75% to 1.00% effective November 20, 2014. SCM has agreed to refund to the Company $100 as a result of this reduced commission. In addition, as of March 31, 2015 and 2014, respectively, the Company incurred $159 and $47 of general and administrative expenses to SCM consisting of a fee of $300 per

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UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

vessel day for the periods in which our time chartered-in vessels were not operating in one of the pools and for fees charged to four time chartered-in vessels which were returned to their owners. Pursuant to the Master Agreement, contracts for the construction of vessels that are sold prior to the company taking delivery of the vessels results in a termination fee of $500,000 per vessel This fee was applicable to five of the 11 vessel construction contracts classified as Assets held for sale as of March 31, 2015 and accordingly, a write down of Assets held for sale of $2,500 was recorded. This $2,500 was not paid as of March 31, 2015.

(3)	SSM’s services include providing technical support, such as arranging the hiring of qualified officers and crew, supervising the maintenance and performance of vessels, purchasing supplies, spare parts and new equipment, arranging and supervising drydocking and repairs, and monitoring regulatory and classification society compliance and customer standards. We pay SSM an annual fee of $200,000 per vessel to provide technical management services for each of our vessels upon delivery. For the three months ended March 31, 2015 we incurred costs to SSM of $416 which is a component of vessel operating cost, comprised of $319 related to SSM for technical support, none of which is unpaid at March 31, 2015, and $97 related to miscellaneous vessel cost reimbursable to SSM. For the three months ended March 31, 2015, we incurred $11 of rent allocated from SSM. In addition, representatives of SSM, including certain subcontractors, provide us with construction supervisory services while our vessels are being constructed in shipyards. For these services, we will compensate SSM for its direct expenses, which can vary between $200,000 and $500,000 per vessel. In connection with supervision of 67 of the vessels in our Newbuilding Program, as of March 31, 2015, we incurred a cost to SSM of $29,000 per vessel,which aggregates $1,943. We also advanced to SSM $159 and $154 as of March 31, 2015 and December 31, 2014, respectively, for equipment to be placed on board certain of the Vessels under construction. Pursuant to the Master Agreement, contracts for the construction of vessels that are sold prior to the company taking delivery of the vessels results in a termination fee of $500,000 per vessel

This fee was applicable to five of the 11 vessel construction contracts classified as Assets held for sale as of March 31, 2015 and accordingly, a write down on Assets held for sale of $2,500 was recorded. This $2,500 was not paid as of March 31, 2015.
(4)	We incur a fee to SSH of $300 per day day for each owned vessel aggregating $143 for the three months ended March 31, 2015.which reflects direct and indirect expenses incurred by SSH in providing us with administrative services described above and a pro-rata portion of the salary incurred by SSH for an internal auditor, which is included in general and administrative expenses. As of March 31, 2015 this amount was unpaid.
(5)	For the three months ended March 31, 2015, SUK charged us $154 for allocated salaries of certain SUK employees relating to the services such employees performed for the Company, of which $22 and $44 was unpaid as of March 31, 2015 and December 31, 2014, respectively.
(6)	In December 31, 2014, we agreed to sell four LR2 tankers to Scorpio Tankers and granted Scorpio Tankers an option to purchase two additional LR2 tankers (see Note 7). Pursuant to this, we paid Scorpio Tankers $31,277 as a security deposit relating to estimated costs we would incur to the shipyard for converting the vessels from Capesize contracts to LR2 contracts and scheduled installments on vessels expected to occur prior to the closing date of the sale. This deposit is reimbursable to us upon closing.

16.     Segments

During 2014, the Company placed its time chartered-in vessels into two pools, the Scorpio Ultramax Pool, in which the Company placed its four owned Ultramax vessels and its time chartered-in vessels ranging from 48,500 DWT to 61,000 DWT, and the Scorpio Kamsarmax Pool in which the Company placed its three owned Kamsarmax vessels and its time chartered-in vessels ranging from 75,500 DWT to 98,700 DWT. In addition to the Company’s Ultramax and Kamsarmax segments, the Company has identified a third Capesize segment which includes vessels of approximately 180,000 DWT. Although each vessel within its respective class qualifies as an operating segment under U.S. GAAP, each vessel also exhibits similar long-term financial performance and similar economic characteristics to the other vessels within the respective vessel class, thereby meeting the aggregation criteria in U.S. GAAP. We have therefore chosen to present our segment information by vessel class using the aggregated information from the individual vessels.

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

The Company’s vessels regularly move between countries in international waters, over dozens of trade routes and, as a result, the disclosure of financial information about geographic areas is impracticable.

Certain of the corporate general and administrative expenses incurred by the Company are not attributable to any specific segment. Accordingly, these costs are not allocated to any of the Company’s segments and are included in the results below as “Corporate”.

The following schedule presents segment information about the Company’s operations for the three months ended March 31, 2015:

	Capesize	Kamsarmax	Ultramax	Corporate	Total
Vessel revenue	$680	$7,127	$4,463	$—	$12,270
Vessel operating cost	(271)	(1,391)	(1,184)	—	(2,846)
Charterhire expense	—	(10,672)	(5,351)		(16,023)
Vessel depreciation	(267)	(703)	(597)	—	(1,567)
General and administrative expenses	(38)	(186)	(104)	(8,153)	(8,481)
Write down on assets held for sale	(23,318)	(8,434)	—	—	(31,752)
Interest income	—	—	—	68	68
Foreign exchange gain	—	—	—	69	69
Financial expense, net	—	—	—	(3,803)	(3,803)

Segment loss	$(23,214)	$(14,259)	$(2,773)	$(11,819)	$(52,065)

The following schedule presents segment information about the Company’s balance sheet as of March 31, 2015 and December 31, 2014:

Identifiable assets

	March 31, 2015	December 31, 2014
Held by vessel owning subsidiaries or allocated to segments:
Capesize	$451,155	$438,256
Kamsarmax	254,199	236,278
Ultramax	366,999	288,828
Held by parent and other subsidiaries, not allocated to segments:
Cash and cash equivalents	141,335	265,818
Other	163,526	95,025

Total identifiable assets	$1,377,214	$1,324,205

17.     Subsequent Events

$409,976 Credit Facility

On December 30, 2014, we entered into a senior secured credit facility for up to $408,976 arranged by two leading European financial institutions to finance a portion of the purchase price of 20 vessels (six Ultramax, nine Kamsarmax, and five Capesize vessels) with expected deliveries in 2015 and 2016. The facility has a final maturity of six years from the date of signing.

SCORPIO BULKERS INC. AND SUBSIDIARIES

UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

Pursuant to the sale of three of the Capesize vessels contracts described below, and the addition of one Ultramax vessel to the facility, the facility is expected to be reduced by approximately $60,000 to $73,000 and will be used to finance a portion of the purchase price of 18 vessels (seven Ultramax, nine Kamsarmax and two Capesize vessels).

$240,264 Credit Facility

On January 15, 2015, we entered into a $411,264 senior secured credit facility with a group of financial institutions, which was subsequently reduced on March 26, 2015 by $171,000 to $240,264 due to the removal from financing under this facility of five Capesize newbuilding vessels that we have agreed to convert into product tankers. The proceeds of this facility are expected to finance a portion of the purchase price of seven Capesize vessels in our Newbuilding Program that are under construction at Sungdong. This facility is secured by, among other things, a first preferred mortgage on the seven Capesize newbuilding vessels and guaranteed by each of the collateral vessel owning subsidiaries. Portions of this facility bear interest at LIBOR plus an applicable margin of between 1.90% and 2.95% and a portion has a fixed coupon of 6.25%. This facility matures six years from the delivery of the final vessel securing the facility, and in certain circumstances, the facility matures 12 years after the delivery of each financed vessel. The terms and conditions of the facility, including covenants, are similar to those in our existing credit facilities and customary for financings of this type. Pursuant to the sale of one Capesize vessel contract described below, the facility is expected to be reduced by approximately $34,000 and the facility will used to finance a portion of the purchase price of six Capesize vessels under construction.

$19,800 Credit Facility

On March 2, 2015, we entered into a senior secured credit facility for up to $19,800. The facility was arranged by ABN AMRO Bank N.V., The Netherlands, with insurance cover provided from Sinosure. The facility was to be used to finance a portion of the purchase price of one Kamsarmax vessel currently under construction at Tsuneishi Group Zhoushan Shipyard, China for delivery in Q1 2016. This Kamsarmax was classified as held for sale as of March 31, 2015, and was sold during April 2015. Accordingly, this facility was terminated on April 20, 2015.

$230,325 Credit Facility

On March 2, 2015, we received a commitment from ABN AMRO Bank N.V. and The Export-Import Bank of China, for a loan facility of up to $230,325. This commitment finalizes a previously announced memorandum of understanding for a $234,900 credit facility. This facility was arranged by ABN AMRO Bank N.V., The Netherlands, with insurance cover to be provided from Sinosure. The proceeds of this facility are expected to be used to finance a portion of the purchase price of seven Capesize vessels (of which one vessel was delivered to us in February 2015 from Waigaoqiao and six vessels are currently under construction at Waigaoqiao with expected deliveries between the third quarter of 2015 and the second quarter of 2016). The terms and conditions of this facility, including covenants, will be similar to those in the Company’s existing credit facilities and customary for financings of this type. The credit facility is pending approval from the Chinese Ministry of Finance on the insurance coverage to be provided by Sinosure, which is expected to be

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UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

granted during July 2015. Pursuant to the sale of one Capesize vessel contract described below, the facility is expected to be reduced by approximately $33,000 and the facility will used to finance a portion of the purchase price of six Capesize vessels under construction (of which one vessel has been delivered and five vessels are currently under construction).

Agreements to Sell Vessels

On April 21, 2015, the Company announced that it has entered into agreements to sell three Capesize newbuilding drybulk vessels, a Kamsarmax newbuilding drybulk vessel and the three LR1 newbuilding product tankers described above for approximately $290,000 in aggregate. The Capesize vessels are currently being constructed in Romania, and have expected delivery dates between the fourth quarter of 2015 and the second quarter of 2016. The Kamsarmax vessel is currently being constructed in China and has an expected delivery date in the first quarter of 2016.

On April 27, 2015, the Company announced that it has entered into agreements to sell two Capesize newbuilding drybulk vessels and an Ultramax newbuilding drybulk vessel for approximately $111,000 in aggregate. The Capesize vessels are currently being constructed in China and South Korea, and have expected delivery dates between the third quarter of 2015 and the second quarter of 2016. The Ultramax vessel is currently being constructed in China and has an expected delivery date in the first quarter of 2016.

On June 4, 2015, the Company announced that it has entered into agreements to sell three Capesize newbuilding drybulk vessels and two LR2 product tankers under construction for approximately $237,000 in aggregate.

The Capesize vessels are currently being constructed in China, and have expected delivery dates between the first quarter of 2016 and the second quarter of 2016. The LR2 product tankers are currently being constructed in Romania, and have expected delivery dates in the fourth quarter of 2016 and the first quarter of 2017.

The three LR1 newbuilding product tankers and the Kamsarmax newbuilding vessel were classified as held for sale during the three months ended March 31, 2015, for which we recorded a write down on assets held for sale of $30,700, reflective of these sales. The loss on disposal of the eight Capesize newbuilding vessels, one Ultramax newbuilding vessel, and two LR2 product tankers is expected to be approximately $116,000, in aggregate, which includes an incremental loss on the two LR2 product tankers which had been classified as assets held for sale as of March 31, 2015, and are expected to be recorded during the second quarter of 2015.

Inclusive of the sales of construction contracts described above and other construction contracts previously classified as assets held for sale, the Company has agreed to sell 20

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UNAUDITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share, per day and per vessel data)

newbuilding construction contracts consisting of eight Capesize newbuilding contracts, two Kamsarmax newbuilding contracts, one Ultramax newbuilding contracts, six LR2 newbuilding product tankers and three LR1 newbuilding product tankers. These sales are expected to result in $140,283 cash received by the Company and a $690,766 reduction of the Company’s capital expenditure obligations.

Installments Paid to Shipyards

From April 1, 2015 to June 8, 2015, we paid $14,101 of installments to shipyards, including payments for the six vessels delivered to us through March 31, 2015.

From April 1, 2015 to June 8, 2015, we paid $16,550 of installments to shipyards relating to vessels under construction that have been classified as held for sale as of March 31, 2015. Such payments are reflected as increases in Assets held for sale.

Borrowings Under Credit Facilities

From April 1, 2015 to June 8, 2015, we received $28,575 proceeds from borrowings under our credit facilities.

PROSPECTUS

$500,000,000

Common shares, preferred shares, debt securities,

warrants, rights, purchase contracts, and units

and

up to 83,348,978 of our common shares

offered by the selling shareholders

SCORPIO BULKERS INC.

Through this prospectus, we may periodically offer:

(1)	our common shares,

(2)	our preferred shares,

(3)	our debt securities,

(4)	our warrants,

(5)	our rights,

(6)	our purchase contracts, and

(7)	our units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

The aggregate offering price of all securities issued and sold by us under this prospectus may not exceed $500,000,000. The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

In addition, the selling shareholders, who will be named in a prospectus supplement, may sell in one or more offerings pursuant to this registration statement up to an aggregate of 83,348,978 of our common shares. The selling shareholders may sell any or all of these common shares on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. Information on these selling shareholders will be described in a prospectus supplement and the times and manner in which they may offer and sell our common shares will be described in a prospectus supplement under the sections entitled “Selling Shareholders” and “Plan of Distribution” set forth therein. We will not receive any of the proceeds from the sale of our common shares by the selling shareholders.

Our common shares are listed on the New York Stock Exchange under the symbol “SALT” and our 7.50% senior notes due 2019 are listed on the New York Stock Exchange under the symbol “SLTB.”

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 6 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 2, 2015.

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts presented in, United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares, preferred shares, debt securities, warrants, purchase contracts and units described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. In addition, the selling shareholders may sell in one or more offerings pursuant to this registration statement up to 83,348,978 of our common shares. This prospectus provides you with a general description of the securities we or the selling shareholders may offer. We will provide updated information if required whenever we or the selling shareholders offer our securities pursuant to this prospectus. This may include a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement we filed with the Commission and do not contain all the information in the registration statement. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under “Where You Can Find Additional Information.”

(i)

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

(ii)

PROSPECTUS SUMMARY

This summary highlights information that appears later in this prospectus and is qualified in its entirety by the more detailed information and financial statements included or incorporated by reference elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus, including the section of this prospectus entitled “Risk Factors” and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus before making an investment in our securities.

Unless the context otherwise requires, as used in this prospectus, the terms “Company,” “we,” “us,” and “our” refer to Scorpio Bulkers Inc. and all of its subsidiaries. “Scorpio Bulkers Inc.” refers only to Scorpio Bulkers Inc. and not its subsidiaries.

We use the term deadweight, or dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, in describing the size of our vessels. Unless otherwise indicated, all references to “U.S. dollars,” “dollars,” “U.S.$” and “$” in this prospectus are to the lawful currency of the United States of America and references to “Norwegian Kroner” and “NOK” are to the lawful currency of Norway.

Our Company

We are an international shipping company that was incorporated in the Republic of the Marshall Islands on March 20, 2013 for the purpose of acquiring and operating the latest generation of newbuilding drybulk carriers with fuel-efficient specifications and carrying capacities of greater than 30,000 dwt. We believe that recent advances in shipbuilding design and technology should make this generation of vessels more fuel-efficient than older vessels in the global fleet that compete with us for charters, providing us with a competitive advantage. Our fleet transports a broad range of major and minor bulk commodities, including ores, coal, grains, and fertilizers, along worldwide shipping routes, and are, or are expected to be, employed primarily in the spot market or in spot market-oriented pools of similarly sized vessels. As of the date of this prospectus, our operating fleet consists of 22 drybulk vessels, of which 20 are vessels that we charter-in and two are recently delivered Kamsarmax vessels, with an aggregate carrying capacity of approximately 1.7 million dwt. We refer to these vessels as our Operating Fleet. We also have two time charter-in contracts that are scheduled to commence during the first half of 2015 and contracts for the construction of 71 newbuilding drybulk vessels, excluding contracts for the construction of seven newbuilding drybulk vessels (described below) that we have either sold or have classified as held for sale, at established shipyards in Japan, China, South Korea and Romania, which we have agreed to acquire for an aggregate purchase price of $2,662.9 million, including 29 Ultramax vessels, 20 Kamsarmax vessels and 22 Capesize vessels, each with a carrying capacity of between 60,000 dwt and 180,000 dwt and an aggregate carrying capacity of approximately 7.4 million dwt. We refer to these newbuilding vessels as our Newbuilding Program. We expect to take delivery of the vessels in our Newbuilding Program as follows: 45 vessels in 2015 and 26 vessels in 2016. Until we have taken delivery of a larger number of the vessels in our Newbuilding Program, we do not anticipate earning a material amount of revenues from our operations.

In December 2013, we completed our underwritten initial public offering of 31,300,000 common shares at $9.75 per share, and in January 2014, the underwriters in the initial public offering exercised their option to purchase an additional 4,695,000 common shares. In February 2014, we completed our offer to exchange unregistered common shares that were previously issued in Norwegian equity private placements (other than the common shares owned by affiliates of us) for common shares that were registered under the Securities Act of 1933, as amended, which we refer to as the Exchange Offer. Upon completion of the Exchange Offer, holders of 95,766,779 unregistered common shares validly tendered their shares in exchange for such registered common shares, representing a participation rate of 99.7%. On July 31, 2014, we delisted from the Norwegian OTC. In addition, on November 20, 2014, we issued and sold an aggregate of 40,000,000 common shares to certain institutional investors, certain of our executive officers and SSH in a private offering, which we refer to as the November 2014 Private Placement.

On December 17, 2014, we announced that it has (i) reached agreements with shipyards in South Korea and Romania to modify six newbuilding contracts for Capesize bulk carriers into newbuilding contracts for LR2 product tankers, (ii) reached an agreement to sell four of these LR2 newbuilding contracts to Scorpio Tankers Inc. (“Scorpio Tankers”), a related party, and (iii) granted options to Scorpio Tankers Inc. to purchase the two remaining LR2 newbuilding contracts. The sale price for each of the four LR2 newbuilding contracts is $51.0 million. The two option contracts, which expire on May 31, 2015, may be exercised by Scorpio Tankers Inc. for a fixed purchase price of $52.5 million for each contract. We expect to record an aggregate loss on disposal of approximately $41 million on the four modified newbuilding contracts. We also expect to record an aggregate loss of approximately $14 million on the potential disposal of the two option modified newbuilding contracts, which will be reclassified on the balance sheet as assets held for sale. The independent members of our Board of Directors unanimously approved the transaction with Scorpio Tankers Inc. described in the preceding paragraphs. At the purchase prices indicated above, a sale of all six modified newbuilding contracts will result in an estimated reduction of future cash obligations of approximately $120 million.

On December 19, 2014 we announced that we entered into an agreement to sell a Kamsarmax newbuilding dry bulk vessel for approximately $30.7 million. The vessel is currently being constructed at Tsuneishi Group (Zhoushan) Shipbuilding Inc., and has an expected delivery date in the third quarter of 2015.

As of September 30, 2014, we have paid a total of $863.3 million in initial installment payments due under our shipbuilding contracts for our Newbuilding Program, including $96.4 million associated with the Kamsarmax we have agreed to sell and the six Capesize vessels for which we have reached agreements with the shipyards to convert to LR2 product carriers. We plan to finance the remaining contractual commitments of $2,175.5 million, which amount includes the remaining commitments of $279.5 million on the Kamsarmax vessel we have agreed to sell and the six Capesize vessels for which we have reached agreements with the shipyards to convert to LR2 product carriers, with cash on hand, cash flows from operations, borrowings under committed and proposed new secured credit facilities, potential sales of vessels under construction, and subject to favorable market conditions in the future, from the net proceeds of public or private debt or equity offerings that can be obtained on terms attractive to us.

Our Co-Founder, Chairman and Chief Executive Officer, Mr. Emanuele Lauro, is a member of the Lolli-Ghetti family, which in 2009 founded Scorpio Tankers, a large international shipping company engaged in seaborne transportation of refined petroleum products. As of December 30, 2014, it owned or had contracted for the construction of approximately 75 tanker vessels. Mr. Lauro is currently its Chairman and Chief Executive Officer. The Lolli-Ghetti family also owns and controls the Scorpio Group, which includes Scorpio Ship Management S.A.M., or SSM, which provides us with vessel technical management services, Scorpio Commercial Management S.A.M., or SCM, which provides us with vessel commercial management services, and Scorpio Services Holding Limited, or SSH, which provides us and other related entities with administrative services and services related to the acquisition of vessels. Our Co-Founder, President and Director, Mr. Robert Bugbee is also the President and a Director of Scorpio Tankers, has a senior management position at the Scorpio Group, and was formerly the President and Chief Operating Officer of OMI Corporation, or OMI, which was a publicly traded shipping company. SSM and SCM also provide technical and commercial management services to Scorpio Tankers as well as unaffiliated vessel owners.

Our Relationship with the Scorpio Group

Our primary objective is to profitably grow our business and increase shareholder value by focusing on latest generation drybulk carriers. We intend to leverage the relationships, expertise and reputation of the Scorpio Tankers and the Scorpio Group (described below) to manage, service and employ our fleet and to identify opportunities to expand our fleet through newbuildings and selective acquisitions.

We believe that one of our principal strengths is our relationship with Scorpio Tankers and the Scorpio Group of companies. Our vessel operations are managed under the supervision of our board of directors, by our management team and by companies that are members of the Scorpio Group. We expect that our relationship with Scorpio Tankers and the Scorpio Group of companies will give us access to their relationships with major international charterers, lenders and shipbuilders. We will have access to Scorpio Group’s customer and supplier relationships and their technical, commercial and managerial expertise, which we believe will allow us to compete more effectively and operate our vessels on a cost efficient basis. The Scorpio Group, through SSH, beneficially owns approximately 1.0% of our common shares, excluding the common shares to be issued pursuant to the Administrative Services Agreement.

In addition to our relationship with Scorpio Tankers, we believe there are opportunities for us to benefit from operational, charterer and shipyard-based synergies due to our broader shared relationship with the Scorpio Group which includes:

•	SSM, which provides vessel technical management services for approximately 40 vessels owned by third-parties, including Scorpio Tankers, and provides us with the same services for all of our vessels.

•	SCM, which provides vessel commercial management services for approximately 100 vessels owned by third-parties, including Scorpio Tankers, and provides us with the same services for all of our vessels. SCM manages approximately 75 vessels (excluding the vessels in our fleet) through the spot market-oriented Scorpio Group Pools, which currently include the Scorpio LR2 Pool, the Scorpio Panamax Tanker Pool, the Scorpio MR Pool, Scorpio Handymax Tanker Pool, the Scorpio Ultramax Pool, Scorpio Kamsarmax Pool and the Scorpio Capesize Pool.

•	SSH, which provides us and related entities with administrative services and services related to the acquisition of vessels.

We can provide no assurance, however, that we will realize any benefits from our relationship with Scorpio Tankers or the Scorpio Group.

As described above, Emanuele Lauro, our Co-Founder, Chairman and Chief Executive Officer, is a member of the Lolli-Ghetti family which owns and controls SCM, our commercial manager, and SSM, our technical manager. These relationships, and other relationships between certain of our executive officers and members of the Scorpio Group, may create certain conflicts of interest between us, on the one hand, and other members of the Scorpio Group, including our commercial and technical manager, on the other hand. For example, our Chief Executive Officer, President, and Chief Operating Officer each participate in business activities not associated with us, including serving as members of the management team of Scorpio Tankers, and are not required to work fulltime on our affairs. We expect that each of our executive officers devote a substantial portion of his business time to the completion of our Newbuilding Program and management of the Company. Additionally, our executive officers named above serve in similar positions in the Scorpio Group. This may create conflicts of interest in matters involving or affecting us and our customers, including in the chartering, purchase, sale and operation of the vessels in our fleet versus vessels managed by other members of the Scorpio Group. As result of these conflicts, it is not certain that these conflicts of interest will be resolved in our favor, and other members of the Scorpio Group, who have limited contractual duties, may favor their own or other owners’ interest over our interests.

Implications of Being an Emerging Growth Company

We had less than $1.0 billion in revenue during our last fiscal year, which means that we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	the ability to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in the registration statement for our initial public offering;

•	exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal controls over financial reporting;

•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and

•	exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to our auditor’s report in which the auditor would be required to provide additional information about the audit and our financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if we have more than $1.0 billion in “total annual gross revenues” during our most recently completed fiscal year, if we become a “large accelerated filer” with market capitalization of more than $700.0 million, or as of any date on which we have issued more than $1.0 billion in non-convertible debt over the three year period to such date. For as long as we qualify as an emerging growth company and take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies. We are choosing to “opt out” of the extended transition period relating to the exemption from new or revised financial accounting standards and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Corporate Structure

Scorpio Bulkers Inc. was incorporated in the Republic of the Marshall Islands on March 20, 2013. Our principal executive offices are located at 9, Boulevard Charles III, MC 98000 Monaco. Our telephone number at that address is (011) 377 9798 5716. We expect to own our vessels through separate wholly-owned subsidiaries that will be incorporated in the Republic of the Marshall Islands, the Republic of Malta or other jurisdictions generally acceptable to lenders in the shipping industry. Our website is www.scorpiobulkers.com. The information contained in or connected to our website is not part of this prospectus.

The following diagram depicts our simplified organizational structure:

The Securities We or the Selling Shareholders May Offer

We may use this prospectus to offer up to $500,000,000 of our:

•	common shares,

•	preferred shares,

•	debt securities,

•	warrants,

•	purchase contracts, and

•	units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

In addition, the selling shareholders to be named in a prospectus supplement may sell in one or more offerings pursuant to this registration statement up to 83,348,978 of our common shares that were previously acquired in our November 2014 Private Placement, other private transactions, or in open market transactions. We will not receive any of the proceeds from the sale of our common shares by the selling shareholders.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included in this prospectus, the risk factors and all of the other information included in any prospectus supplement and the documents that have been incorporated by reference in this prospectus and any prospectus supplement, including those in “Item 3—Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Commission on April 2, 2014, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Matters discussed in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	the strength of world economies;

•	fluctuations in interest rates;

•	general drybulk market conditions, including fluctuations in charter hire rates and vessel values;

•	changes in demand in the drybulk shipping industry, including the market for our vessels;

•	changes in our operating expenses, including bunker prices, dry docking and insurance costs;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions;

•	potential disruption of shipping routes due to accidents or political events;

•	the availability of financing and refinancing;

•	vessel breakdowns and instances of off-hire;

•	other important factors described in “Risk Factors” beginning on page 6; and

•	other important factors described from time to time in the reports we file with the Commission and the New York Stock Exchange.

We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. These forward looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the nine months ended September 30, 2014, and for the period from March 20, 2013 (date of inception) to December 31, 2013.

	Nine Months Ended September 30, 2014	Period from March 20, 2013 (date of inception) to December 31, 2013
(Dollars in Thousands)
Earnings:
Net loss	$(44,567)	$(6,307)
Plus: Fixed charges (calculated below)	16,489	—

Earnings Available to Cover Fixed Charges	$(28,078)	$(6,307)

Fixed charges:
Interest component of rent (1)	$16,489	$—

Fixed charges	$16,489	$—

Ratio of earnings to fixed charges	*	*

(1)	Represents one-third of charterhire expense, which is the proportion deemed representative of the interest factor.
*	For the nine months ended September 30, 2014 and for the period from March 20, 2013 (date of inception) to December 31, 2013, earnings were inadequate to cover fixed charges by $44,567 and $6,307, respectively.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we may use the net proceeds from the sale of securities offered by this prospectus for capital expenditures, repayment of indebtedness, working capital, to make vessel or other acquisitions or for general corporate purposes or combination thereof.

We will not receive any proceeds from any sales of our securities by the selling shareholders.

CAPITALIZATION

A prospectus supplement or report on Form 6-K incorporated by reference into the Registration Statement of which this prospectus is a part will include information relating to our capitalization.

PRICE RANGE OF COMMON STOCK

Our common shares have traded on the New York Stock Exchange since December 12, 2013 under the symbol “SALT.” In addition, during the period from July 3, 2013 through July 31, 2014, our common shares traded on the Norwegian OTC under the symbol “SALT.” The following table sets forth the high and low prices for our common shares for the periods indicated, as reported by the New York Stock Exchange and the Norwegian OTC, respectively. On December 30, 2014, the exchange rate between the Norwegian Kroner and the U.S. dollar was NOK7.4297 to one U.S. dollar, based on the Bloomberg Composite Rate in effect on that date.

	NYSE				Norwegian OTC List
	High (US$)		Low (US$)		High (US$)		Low (US$)
For the Fiscal Year Ended:
December 31, 2014	10.73		1.76		10.21	**	9.57	**
December 31, 2013	10.18	*	9.04	*	10.05		7.95

	NYSE				Norwegian OTC List
	High (US$)		Low (US$)		High (US$)		Low (US$)
For the Quarter Ended:
December 31, 2014	6.08		1.76		—		—
September 30, 2014	9.09		5.75			***		***
June 30, 2014	10.33		8.30			***		***
March 31, 2014	10.73		9.09		10.21		9.57
December 31, 2013	10.18	*	9.04	*	10.05		7.95

	NYSE				Norwegian OTC List
	High (US$)		Low (US$)		High (US$)		Low (US$)
For the Month:
December 2014	3.29		1.76		—		—
November 2014	4.95		3.27		—		—
October 2014	6.08		4.00		—		—
September 2014	8.26		5.75		—		—
August 2014	8.26		7.56		—		—
July 2014	9.09		7.59			***		***

*	Period for the NYSE begins on December 12, 2013.
**	Period for the Norwegian OTC List ends on July 31, 2014.
***	There were no reported trades on the Norwegian OTC List for the period indicated.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are organized under the laws of the Marshall Islands as a corporation. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States. The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960, as our registered agent, can accept service of process on our behalf in any such action.

In addition, there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us or our directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

PLAN OF DISTRIBUTION

We or the selling shareholders may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we or the selling shareholders may sell some or all of our securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	trading plans entered into by the selling shareholders pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans.

In addition, we or the selling shareholders may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We or the selling shareholders may enter into hedging transactions with respect to our securities. For example, we or the selling shareholders may:

•	enter into transactions involving short sales of our common shares by broker-dealers;

•	sell common shares short and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us or the selling shareholders to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We or the selling shareholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or the selling shareholders or borrowed from us, the selling shareholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or the selling shareholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or the selling shareholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The selling shareholders and any broker-dealers or other persons acting on our behalf or on the behalf of the selling shareholders that participate with us or the selling shareholders in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. As a result, we have informed the selling shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholders in the market. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.

As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Furthermore, we, our executive officers, our directors and the selling shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements, securities exercised and/or sold pursuant to trading plans entered into by the selling shareholders pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to the securities offered and sold by us under this Registration Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common shares for (i) owners of more than five percent of our common shares and (ii) our directors and officers, of which we are aware as of the date of this prospectus.

Name	No. of Shares	% Owned (1)
Monarch Alternative Capital LP (2)(8)	25,270,600	14.0%
Galahad Securities Limited	20,878,167	11.6%
Avenue Capital Management II, L.P. (3)(8)	14,161,040	7.9%
Avenue Europe International Management, L.P. (3)(8)	2,372,887	1.3%
York Capital Management Global Advisors, LLC (4)(8)	10,659,000	5.9%
BlueMountain Capital Management LLC (5)(8)	9,924,606	5.5%
Blue Mountain Credit Alternatives Master Fund L.P. (8)	7,124,536	4.0%
Scorpio Services Holding Limited	5,493,893	3.0%
Directors and executive officers as a group (7)	5,074,675	2.8%

(1)	Calculated based on 180,299,695 common shares outstanding as of December 31, 2014.
(2)	This information is derived from Schedule 13G/A filed with the SEC on December 24, 2014.
(3)	This information is derived from Schedule 13G/A filed with the SEC on November 25, 2014. Each of Avenue Capital Management II, L.P. and Avenue Europe International Management, L.P. is an investment advisor to, and holds such common shares for the benefit of, various funds.
(4)	This information is derived from Schedule 13G filed with the SEC on February 14, 2014.
(5)	This information is derived from Schedule 13G filed with the SEC on September 12, 2014.
(6)	This information is derived from Schedule 13G filed with the SEC on October 17, 2014.
(7)	Emanuele Lauro, our Director and Chief Executive Officer, Robert Bugbee, our Director and President, and Cameron Mackey, our Chief Operating Officer, own 10%, 10% and 7% of Scorpio Services Holdings Limited, respectively.
(8)	Includes common shares held by funds managed thereby.

SELLING SHAREHOLDERS

The selling shareholders, who will be named in a prospectus supplement, may offer and sell from time to time pursuant to this registration statement, an aggregate of up to 83,348,978 of our common shares that were previously acquired in our November 2014 Private Placement, other private transactions, or in open market transactions. We will not receive any of the proceeds from the sale of our common shares by the selling shareholders.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated articles of incorporation and amended and restated bylaws. Copies of our amended and restated articles of incorporation and bylaws have been filed as exhibits to the registration statement of which this prospectus forms a part.

Purpose

Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our amended and restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capital Stock

Under our amended and restated articles of incorporation our authorized capital stock consists of 450,000,000 common shares, par value $0.01 per share, of which 180,299,695 common shares were issued and outstanding as of the date of this prospectus, and 50,000,000 preferred shares, par value $0.01 per share, of which no shares are issued and outstanding.

Share History

On March 20, 2013, we issued 1,500 common shares to SSH in connection with our initial capitalization.

Between July 1, 2013 and July 16, 2013, we issued and sold 31,250,000 common shares (including 1,500 common shares issued in connection with our formation), par value $0.01 per share, for net proceeds of $242.8 million; on September 24, 2013, we issued and sold an additional 33,400,000 common shares for net proceeds of $290.2 million; and on October 31, 2013, we issued and sold an additional 32,590,411 common shares for net proceeds of $291.0 million. These common shares were initially sold in offshore transactions to non-U.S. persons pursuant to Regulation S under the Securities Act and in the United States to “qualified institutional buyers” as defined in, and in reliance on Rule 144A of the Securities Act. We refer to these three equity private placements collectively as the “Norwegian Private Placements.”

In December 2013, we completed our underwritten initial public offering of 31,300,000 common shares at $9.75 per share, and in January 2014, the underwriters in the initial public offering exercised their option to purchase an additional 4,695,000 common shares. In February 2014, we completed our offer to exchange unregistered common shares that were previously issued in the Norwegian Private Placements (other than the common shares owned by affiliates of us) for common shares that were registered under the Securities Act, which we refer to as the Exchange Offer. Upon completion of the Exchange Offer, holders of 95,766,779 unregistered common shares validly tendered their shares in exchange for such registered common shares, representing a participation rate of 99.7%.

During the third quarter of 2014, we issued an aggregate of 52,394 common shares to SSH pursuant to the Administrative Services Agreement in connection with the delivery of two vessels to us.

On November 20, 2014, we issued and sold an aggregate of 40,000,000 common shares to SSH, certain of our executive officers, and certain institutional investors in a private offering.

Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.

Preferred Shares

Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

Directors

Our directors are elected by a plurality of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.

Our amended and restated bylaws require our board of directors to consist of at least one member. Upon the completion of this offering, our board of directors will consist of five members. Our amended and restated bylaws may be amended by the vote of a majority of our entire board of directors.

Directors are elected annually on a staggered basis, and each shall serve for a three year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Shareholder Meetings

Under our amended and restated bylaws, annual meetings of shareholders will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called at any time by a majority of our board of directors, the chairman of our board of directors, an officer of the Company who is also a director or a majority of the shares then outstanding and eligible to vote. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. One or more shareholders representing at least one-third of the total voting rights of our total issued and outstanding shares present in person or by proxy at a shareholder meeting shall constitute a quorum for the purposes of the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation and the sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the common shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of The Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated articles of incorporation and bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorney’s fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and this insurance are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Bylaws

Several provisions of our amended and restated articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank check preferred stock

Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 50,000,000 shares of blank check preferred stock. Our board of directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control of us or the removal of our management and might harm the market price of our common shares. We have no current plans to issue any preferred shares.

Election and removal of directors

Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our amended and restated articles of incorporation also provide that our directors may be removed for cause upon the affirmative vote of not less than two-thirds of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited actions by shareholders

Our amended and restated articles of incorporation and our amended and restated bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our amended and restated articles of incorporation and our amended and restated bylaws provide that, unless otherwise prescribed by law, only a majority of our board of directors, the chairman of our board of directors or an officer of the Company who is also a director may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder will be prevented from calling a special meeting for shareholder consideration of a proposal unless scheduled by our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Advance notice requirements for shareholder proposals and director nominations

Our amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one year anniversary of the immediately preceding annual meeting of shareholders. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Classified board of directors

As described above, our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms beginning on the expiration of the initial term for each class. Accordingly, approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Business combinations

Although the BCA does not contain specific provisions regarding “business combinations” between companies organized under the laws of the Marshall Islands and “interested shareholders,” we have included these provisions in our amended and restated articles of incorporation. Specifically, our amended and restated articles of incorporation prohibit us from engaging in a “business combination” with certain persons for three years following the date the person becomes an interested shareholder. Interested shareholders generally include:

•	any person who is the beneficial owner of 15% or more of our outstanding voting shares; or

•	any person who is our affiliate or associate and who held 15% or more of our outstanding voting shares at any time within three years before the date on which the person’s status as an interested shareholder is determined, and the affiliates and associates of such person.

Subject to certain exceptions, a business combination includes, among other things:

•	certain mergers or consolidations of us or any direct or indirect majority-owned subsidiary of ours;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets or of any subsidiary of ours having an aggregate market value equal to 10% or more of either the aggregate market value of all of our assets, determined on a combined basis, or the aggregate value of all of our outstanding shares;

•	certain transactions that result in the issuance or transfer by us of any shares of ours to the interested shareholder;

•	any transaction involving us or any of our subsidiaries that has the effect of increasing the proportionate share of any class or series of stock, or securities convertible into any class or series of stock, of ours or any such subsidiary that is owned directly or indirectly by the interested shareholder or any affiliate or associate of the interested shareholder; and

•	any receipt by the interested shareholder of the benefit directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

These provisions of our amended and restated articles of incorporation do not apply to a business combination if:

•	before a person became an interested shareholder, our board of directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;

•	upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting shares outstanding at the time the transaction commenced, other than certain excluded shares;

•	at or following the transaction in which the person became an interested shareholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of our outstanding voting shares that is not owned by the interest shareholder;

•	the shareholder was or became an interested shareholder prior to the closing of this offering;

•	a shareholder became an interested shareholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the shareholder ceased to be an interested shareholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between us and such shareholder, have been an interested shareholder but for the inadvertent acquisition of ownership; or

•	the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under our amended and restated articles of incorporation which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an interested shareholder during the previous three years or who became an interested shareholder with the approval of the board; and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than one) who were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

The proposed transactions referred to in the preceding sentence are limited to:

•	a merger or consolidation of us (except for a merger in respect of which, pursuant to the BCA, no vote of our shareholders is required);

•	a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of us or of any direct or indirect majority-owned subsidiary of ours (other than to any direct or indirect wholly-owned subsidiary or to us) having an aggregate market value equal to 50% or more of either the aggregate market value of all of our assets determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

•	a proposed tender or exchange offer for 50% or more of our outstanding voting shares.

Registration Rights

We have agreed to register for resale up to 10,863,500 of our common shares purchased in one of the Norwegian Private Placements within 30 days of the request of the holder made at any time after the earlier of the closing of our initial public offering or the commencement of our Exchange Offer.

We have also entered into a registration rights agreement with the purchasers in the November 2014 Private Placement, pursuant to which we have agreed to register for resale 40,000,000 of our common shares purchased in our November 2014 Private Placement, plus the common shares held by the purchasers in that offering as of the date of the registration rights agreement. The common shares to be registered for the selling shareholders under the registration statement of which this prospectus forms a part are being registered pursuant to the registration rights agreement.

Transfer Agent

The registrar and transfer agent for our common shares is Computershare Inc.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement, or as an exhibit to an Exchange Act report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

The following description of the terms of the debt securities sets forth certain general terms and provisions. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement or supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank in parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness of debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•	if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•	the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under a senior debt indenture. These senior debt securities would rank on an equal basis with all our other unsecured debt except subordinated debt.

Senior debt means:

•	the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

(1) changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2) reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3) reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

(4) waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5) makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6) makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7) waives a redemption payment with respect to any security or change any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent. Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•	the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the U.S Securities and Exchange Commission. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making “book-entry” changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation, or NSCC, and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or DTCC. DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC’s customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries—either directly or through correspondent relationships.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the U.S. Securities and Exchange Commission.

The 2014 DTCC Board of Directors is composed of 19 directors serving one-year terms. Thirteen directors are representatives of clearing agency participants, including international broker/dealers, custodian and clearing banks, and investment institutions; of these, two directors are designated by DTCC’s preferred shareholders, which are NYSE Euronext and FINRA. Three directors are from non-participants. The remaining three are the chairman, chief executive officer and president, and chief operating officer of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any of our debt or equity securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the number and type of our securities purchasable upon exercise of such warrants;

•	the price at which our securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the stockholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each stockholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of any of our debt or equity securities issued by us.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the indenture.

The purchase contracts will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$76,502
FINRA fees		$101,450
Legal fees and expenses	$		*
Accounting fees and expenses	$		*
NYSE Supplemental Listing Fee	$		*
Miscellaneous	$		*

Total	$		*

*	To be provided by a prospectus supplement or as an exhibit to a Current Report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York, with respect to matters of the law of the Republic of the Marshall Islands and with respect to matters of United States and New York law.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the period from March 20, 2013 (date of inception) to December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDUSTRY AND MARKET DATA

The industry-related discussions contained in the section “Item 4. Information on the Company—B. Business Overview—Industry Market Conditions” of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2013, which is incorporated herein by reference, have been reviewed by SSY Consultancy & Research Ltd., or SSY, which has confirmed to us that it believes such discussions accurately describe the international drybulk shipping market as of the date thereof.

The statistical and graphical information incorporated by reference into this prospectus has been compiled by SSY from its database and other industry sources. SSY compiles and publishes data for the benefit of its clients. In connection therewith, SSY has advised that (i) certain information in SSY’s database is derived from estimates or subjective judgments, (ii) the information in the databases of other maritime data collection agencies may differ from the information in SSY’s database and (iii) while SSY has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.scorpiobulkers.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We hereby incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act.

•	Our Report on Form 6-K filed with the Commission on January 2, 2015, which contains our Management’s Discussion and Analysis of Financial Condition and Results of Operations and the unaudited interim condensed consolidated financial statements and related notes thereto as of and for the nine months ended September 30, 2014;

•	Our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Commission on April 2, 2014, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed; and

•	Form 8-A12B, filed with the Commission on December 10, 2013, registering our common stock, par value $0.01 per share, under Section 12(b) of the Exchange Act, and any amendment filed thereto.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the applicable prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Scorpio Bulkers Inc.

9, Boulevard Charles III

MC 98000 Monaco

(011) 377 9798 5716

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the New York Stock Exchange, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

                 Common Shares

Scorpio Bulkers Inc.

Common Shares

PROSPECTUS SUPPLEMENT

Joint Bookrunners

Deutsche Bank Securities	Clarksons Platou Securities AS

Lead Managers

Evercore ISI	Stifel

Co-Managers

ABN AMRO	Credit Agricole CIB	Clarksons Platou Securities, Inc.

                    , 2015